Exhibit 10.3

ENCORE CAPITAL GROUP, INC.

$50,000,000

7.75% Senior Secured Notes due September 17, 2017

$25,000,000

7.375% Senior Secured Notes due February 10, 2018

SECOND AMENDED AND RESTATED

SENIOR SECURED NOTE PURCHASE AGREEMENT

May 9, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Schedule A	—	Purchaser Schedule
Schedule B	—	Defined Terms
Schedule 5.6	—	Taxes
Schedule 5.12	—	Material Agreements
Schedule 10.4.1	—	Permitted Investments
Schedule 10.4.2	—	Existing Investments
Schedule 10.5	—	Existing Indebtedness
Schedule 10.6	—	Existing Liens

Exhibit A-1	—	Form of 2010 Note
Exhibit A-2	—	Form of 2011 Note
Exhibit B-1	—	Form of Multiparty Guaranty

-iv-

Exhibit B-2	—	Form of Indemnity and Contribution Agreement
Exhibit C	—	Form of Intercreditor Agreement
Exhibit D	—	Form of Borrowing Base Certificate

v

ENCORE CAPITAL GROUP, INC.

8875 Aero Drive, Suite 200

San Diego, CA 92123

May 9, 2013

The Prudential Insurance Company of America

Pruco Life Insurance Company

Prudential Retirement Insurance and Annuity Company

Prudential Annuities Life Assurance Corporation

c/o Prudential Capital Group

2029 Century Park East, Suite 710

Los Angeles, CA 90067

Ladies and Gentlemen:

Encore Capital Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

1. Amendment and Restatement; Issuance of 2010 Notes and 2011 Notes.

1A Amendment and Restatement. This Agreement amends, restates and replaces in its entirety that certain Amended and Restated Senior Secured Note Purchase Agreement, dated as of February 10, 2011 (the “Prior Agreement”), by and between the Company, on the one hand, and the Purchasers, on the other hand.

1B Issuance of 2010 Notes. Pursuant to the terms of the Original Agreement, the Company has issued and sold to the 2010 Notes Purchasers $50,000,000 aggregate original principal amount of its 7.75% Senior Secured Notes due September 17, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “2010 Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The 2010 Notes are substantially in the form set out in Exhibit A-1.

1C Authorization of 2011 Notes. Pursuant to the terms of the Prior Agreement, the Company has issued and sold to the 2011 Notes Purchasers $25,000,000 aggregate original principal amount of its 7.375% Senior Secured Notes due February 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “2011 Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The 2011 Notes are substantially in the form set out in Exhibit A-2.

The 2010 Notes and the 2011 Notes are collectively referred to herein as the “Notes”. Notes that have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Section”, “Schedule” or an “Exhibit” are, unless otherwise specified, to a Section, Schedule or an Exhibit attached to this Agreement.

2. [Intentionally Omitted].

3. Limited Waiver. Midland Credit Management, Inc., a Credit Party, has acquired two Immaterial Subsidiaries previously identified to the holders of the Notes (each, a “New Subsidiary” and collectively, the “New Subsidiaries”) and, in each case, has not been able to complete the requirements of Sections 9.7 and 9.8 of the Prior Agreement regarding the delivery of such collateral documents as are required by such provisions, resulting in Events of Default (collectively, the “Specified Events of Default”).

Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Credit Parties made in the Transaction Documents to which they are a party, the holders of the Notes hereby (i) waive the Specified Events of Default and (ii) consent to the delivery of the relevant collateral documents with respect to each New Subsidiary on or before the date that is forty-five (45) days following the Closing Date (which time period may be extended by the Collateral Agent in its reasonable discretion).

The waiver set forth in this Section 3 is a one time waiver and is limited to the extent specifically set forth above and no other terms, covenants or provisions of this Agreement or any other Transaction Document are intended to be affected hereby, all of which remain in full force and effect. The Credit Parties acknowledge and agree that the waiver contained above in this Section 3 shall not waive (or be deemed to be or constitute a waiver of) any other covenant, term or provision in this Agreement or any other Transaction Document or hinder, restrict or otherwise modify the rights and remedies of the holders of the Notes following the occurrence of any other present or future Default or Event of Default (whether or not related to the Specified Events of Default) under this Agreement or any other Transaction Document.

4. Conditions to Effectiveness. The effectiveness of each of (a) the limited waiver provided in Section 3 and (b) the amendment and restatement of the Prior Agreement provided hereby is subject to the fulfillment to the Purchasers’ satisfaction of the following conditions:

4A Other Documents. Such Purchaser shall have received the following documents, each duly executed and delivered by the party or parties thereto and in form and substance satisfactory to such Purchaser:

(a) an amendment or amendment and restatement of the Credit Agreement, dated as of the date hereof, which amendment or amendment and restatement shall have become effective simultaneously or prior to the effectiveness of the amendment and restatement of the Prior Agreement provided hereby;

(b) an Officer’s Certificate from the Company certifying that, as of the date hereof, both immediately before and immediately after giving effect to the effectiveness of this Agreement, the conditions specified in Sections 4C and 4D have been fulfilled; and

(c) such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

4B Payment of Amendment Fee, Special Counsel Fees. The Company shall have paid to the holders of Notes by wire transfer of immediately available funds their ratable share of an amendment fee in the aggregate amount of $10,000. In addition, and without limiting the provisions of Section 15.1, the Company shall have paid on or before the date hereof the reasonable fees, charges and disbursements of Vedder Price P.C., special counsel to the Purchasers to the extent reflected in a statement of such counsel rendered to the Company at least two Business Days prior to the date hereof.

4C Performance; No Default. No Default or Event of Default shall have occurred and be continuing.

4D Representations and Warranties. The representations and warranties of the Credit Parties in the Transaction Documents to which they are a party shall be correct.

5. Representation and Warranties of the Company. The Company represents and warrants to each Purchaser that:

5.1 Existence and Standing. Each of the Company and its Restricted Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2 Authorization and Validity. The Company has the power and authority and legal right to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Company of the Transaction Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Transaction Documents to which the Company is a party constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Company or its Restricted Subsidiaries, as applicable, of the Transaction Documents to which such Person is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Restricted Subsidiaries, or (ii) the Company’s or any Restricted Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Company or any of its Restricted Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or a Restricted Subsidiary pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of its Restricted Subsidiaries, is required to be obtained by the Company or any of its Restricted Subsidiaries in connection with the execution and delivery of the Transaction Documents by the Company or any of the other Credit Parties, the borrowings under this Agreement, the payment and performance by the Company of the obligations evidenced by the Notes or under the other Transaction Documents or the legality, validity, binding effect or enforceability of any of the Transaction Documents.

5.4 Financial Statements. The December 31, 2012 and December 31, 2011 audited consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Purchasers were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5 Material Adverse Change. Since December 31, 2012, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Company, any Guarantor, or the Company and its Restricted Subsidiaries taken together, in each case which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. Except as disclosed on Schedule 5.6, the Company and its Restricted Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Restricted Subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists (except as permitted by Section 10.6.2). Except as disclosed on Schedule 5.6, the United States income tax returns of the Company and its Restricted Subsidiaries have not been audited by the Internal Revenue Service. No Liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Company and its Restricted Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the issue, sale or purchase of the Notes. Other than liabilities incident to any litigation, arbitration or proceeding which could not reasonably be expected to be in an aggregate amount in excess of $3,000,000, none of the Company or its Restricted Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. As of the Closing Date, there are no Excluded Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of the Restricted Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9 Compliance with ERISA.

(a) The Company, each Subsidiary and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company, any Subsidiary or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company, any Subsidiary or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or pursuant to section 4068 of ERISA or the Pension Funding Rules, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA. Following the effective date of the Pension Act, for any Plan which is subject to the Pension Funding Rules, the funding target attainment percentage, within the meaning of section 303 of ERISA or section 430 of the Code, for such Plan is not less than 100%.

(c) The Company, its Subsidiaries and their respective ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

5.10 Accuracy of Information. No Transaction Document or written statement furnished by the Company or any of its Restricted Subsidiaries to PIM or any Purchaser in connection with the negotiation of, or compliance with, the Transaction Documents contained, on the date such Transaction Document was entered into or such statements were made, any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading in their presentation of the Company, its Restricted Subsidiaries, their businesses and their Property. The Company makes no representation or warranty concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, except that as of the date made (i) such forecasts, estimates, pro forma information, projections and statements were based on good faith assumptions of the management of the Company, and (ii) such assumptions were believed by such management to be reasonable; it being understood and agreed that such forecasts, estimates, pro forma information, projections and statements, and the assumptions on which they are based, may or may not prove to be correct. In addition, the information provided by or on behalf of the Credit Parties with respect to the Receivables owned or to be acquired by the Credit Parties (or the related purchase agreements) is, to the Company’s knowledge and as of the date provided, true and correct in all material respects and, to the Company’s knowledge, does not contain any material omissions which would cause such information to be materially misleading with respect to such Receivables, taken as a whole.

5.11 Regulation U. Neither the Company nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (as defined in Regulation U).

5.12 Material Agreements. Except as described in Schedule 5.12, neither the Company nor any Restricted Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate or similar restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Restricted Subsidiary is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any (i) agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness for borrowed money.

5.13 Compliance with Laws. The Company and its Restricted Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.14 Ownership of Properties. The Company and its Restricted Subsidiaries have good title, free of all Liens other than those permitted by Section 10.6, to all of the Property and assets reflected in the Company’s most recent consolidated financial statements provided to PIM or the Purchasers, as owned by the Company and its Restricted Subsidiaries, except for minor irregularities in title with respect to Receivables that do not materially interfere with the business or operations of the Company or its Restricted Subsidiaries as presently conducted.

5.15 [Intentionally Omitted].

5.16 Environmental Matters. Given the nature of its business, the Company has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Restricted Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17 Investment Company Act. Neither the Company nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18 Insurance. The Company maintains, and has caused each Restricted Subsidiary to maintain, with financially sound and reputable insurance companies insurance on their Property as necessary to conduct their business in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as is consistent with sound business practice.

5.19 No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

5.20 Foreign Assets Control Regulations, etc.

(a) Neither the Company nor any Affiliated Entity (i) is a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”), (ii) knowingly engages in any dealings or transactions with any such OFAC Listed Person, or (iii) is a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (A) any OFAC Listed Person or (B) the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC, currently Iran, Sudan, Cuba, Burma, Syria and North Korea (each OFAC Listed Person and each other entity described in clause (iii), a “Blocked Person”).

(b) No part of the proceeds from the sale of the 2011 Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Affiliated Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c) Neither the Company nor any Affiliated Entity (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money

Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d) No part of the proceeds from the sale of the 2011 Notes hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

5.21 Hostile Tender Offers. None of the proceeds of the sale of any 2011 Notes were used to finance a Hostile Tender Offer.

5.22 Solvency.

(a) Assets Greater than Liabilities. The fair value of the business and assets of each of the Company and the Subsidiaries exceeded, as of, and immediately after giving effect to the transactions consummated at the Closing (as defined in the Prior Agreement), the liabilities of such Person, as of such time.

(b) Meeting Liabilities. Immediately after giving effect to the transactions consummated at the Closing (as defined in the Prior Agreement), neither the Company nor any Subsidiary:

(i) was engaged in any business or transaction, or about to engage in any business or transaction, for which its assets would constitute unreasonably small capital (within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and section 548 of the Bankruptcy Code as enacted by the United States of America or any state thereof, as the case may be); or

(ii) was unable to pay its debts as such debts mature in the ordinary course.

(c) Intent. Neither the Company nor any Subsidiary is entered into any Transaction Document (as defined in the Prior Agreement) with any intent to hinder, delay, or defraud either current creditors or future creditors of the Company or any Subsidiary.

6. [Intentionally Omitted].

7. Information as to Company. The Company covenants that so long as any Notes remain outstanding:

7.1 Financial and Business Information. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to each holder of Notes that is an Institutional Investor:

7.1.1 Within 90 days after the close of each of its fiscal years, financial statements prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including in each case balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) in the case of such statements of the Company and its Subsidiaries, an audit report, unqualified as to scope, of BDO USA LLP or another nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Holders (provided that so long as the Company is a reporting company, filing of the Form 10-K by the Company with respect to a fiscal year within such 90-day period on the website of the Securities and Exchange Commission at http://www.sec.gov shall satisfy the requirement for the annual audit report and consolidated financial statements for such fiscal year under this Section 7.1.1 with respect to the statements of the Company and all of its Subsidiaries) and (b) any management letter prepared by said accountants.

7.1.2 Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles and consistency by its chief financial officer, treasurer or assistant treasurer (provided that so long as the Company is a reporting company, filing of the Form 10-Q by the Company with respect to a fiscal quarter within such 45-day period on the website of the Securities and Exchange Commission at http://www.sec.gov shall satisfy the requirement for certified quarterly consolidated financial statements for such fiscal quarter under this Section 7.1.2 with respect to the statements of the Company and all of its Subsidiaries).

7.1.3 Simultaneously with the delivery or filing of each set of consolidated financial statements referred to in Sections 7.1.1 and 7.1.2 above, the related consolidating financial statements of the Company and its Restricted Subsidiaries reflecting all adjustments necessary to eliminate the results of operations, cash flows, accounts and other assets and Indebtedness or other liabilities of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

7.1.4 On the same day as the delivery or filing of the financial statements required under Sections 7.1.1, 7.1.2 and 7.1.3, a compliance certificate signed by its chief financial officer, treasurer or assistant treasurer showing: (i) the calculations necessary to determine compliance with Sections 10.1, 10.3, 10.4, 10.5,

10.12, 10.13, 10.14, 10.15, 10.17 and 10.19, an Officer’s Certificate stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof, and a certificate executed and delivered by the chief executive officer or chief financial officer stating that the Company and each of its principal officers are in compliance with all requirements of Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto (provided that so long as the Company is a reporting company, inclusion of the certificates required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act of 2002 in the Form 10-K or Form 10-Q filed by the Company pursuant to Sections 7.1.1 or 7.1.2 shall satisfy the requirement for such certification of compliance with the Sarbanes-Oxley Act under this Section 7.1.4); and (ii) a list setting forth the names of each of the Unrestricted Subsidiaries (if any) as of the last day of the applicable reporting period and of any new Subsidiary (whether a Restricted Subsidiary or and Unrestricted Subsidiary) formed or acquired during such reporting period.

7.1.5 [Intentionally Omitted]

7.1.6 As soon as possible and in any event within 10 days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer, treasurer or assistant treasurer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

7.1.7 As soon as possible and in any event within 10 days after receipt by the Company thereof, a copy of (a) any notice or claim to the effect that the Company or any of its Restricted Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Restricted Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any of its Restricted Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

7.1.8 Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any of its Restricted Subsidiaries files with the SEC, including, without limitation, all certifications and other filings required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

7.1.9 As soon as practicable, and in any event within 90 days after the beginning of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for such fiscal year.

7.1.10 As soon as possible, and in any event within 3 Business Days (in the case of the Company) and 15 days (in the case of any Guarantor) after the occurrence thereof, a reasonably detailed notification to each holder of Notes and its counsel of any change in the jurisdiction of organization of the Company or any Guarantor.

7.1.11 As soon as practicable, and in any event within thirty (30) days after the close of each calendar month, the Company shall provide the holders of Notes with a Borrowing Base Certificate (containing a certification by an Authorized Officer that the Receivables Portfolios included in the Borrowing Base referenced in such Borrowing Base Certificate are performing, in the aggregate, at a sufficient level to support the amount of such Borrowing Base), together with such supporting documents (including without limitation (i) to the extent requested by the Required Holders, copies of all bills of sale and purchase agreements evidencing the acquisition of Receivables Portfolios included in the Borrowing Base, and (ii) a copy of the most recent static pool report with respect to such Receivables Portfolios as the Required Holders reasonably deem desirable, all certified as being true and correct in all material respects by an Authorized Officer of the Company). The Company may update the Borrowing Base Certificate more frequently than monthly and the most recently delivered Borrowing Base Certificate shall be the applicable Borrowing Base Certificate for purposes of determining the Borrowing Base at any time.

7.1.12 Such other information (including non-financial information, and including the audit report with respect to the following reports and evaluations (but not the reports or evaluations themselves): the Commercial Finance Examination Reports and evaluations of the Bureau Enhanced Behavioral Liquidations Score and the Unified Collections Score) as any holder of Notes may from time to time reasonably request.

If any information which is required to be furnished under this Section 7.1 is required by law or regulation to be filed by the Company with a government body on an earlier date, then the information required hereunder shall be furnished by no later than 5 Business Days after such earlier date.

7.2 Notices of Default, MAE Events. Within three (3) Business Days after an Authorized Officer becomes aware thereof, the Company will, and will cause each Restricted Subsidiary to, give notice in writing to the holders of Notes of the occurrence of (i) any Default or Event of Default, and (ii) any other development, financial or otherwise, which (solely with respect to this clause (ii)) could reasonably be expected to have a Material Adverse Effect.

7.3 Inspection; Keeping of Books and Records. The Company will, and will cause each Restricted Subsidiary to, permit the holders of Notes, by their respective representatives and agents (at reasonable times and upon reasonable advance written notice, so long as no Default or Event of Default has occurred and is continuing) to inspect (including without limitation to conduct an annual field examination of) any of its Property, including, without limitation, an audit by professionals (including consultants and accountants) retained by the Required Holders of the Company’s practices in the computation of the Borrowing Base, inspection and audit of the Collateral, books and financial records of the Company and each other Credit Party, to examine and make copies of the books of account and other financial records of the Company and each other Credit Party, and to discuss the affairs, finances and accounts of the Company and each other Credit Party with, and to be advised as to the same by, their respective officers and their independent public accountants. The Company shall keep and maintain, and cause each of its Restricted Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If an Event of Default has occurred and is continuing, the Company, upon the Required Holders’ request, shall turn over copies of any such records to the Required Holders or their representatives. Without limiting the Company’s obligations under Section 15, the Company shall pay the fees and expenses of the holders of the Notes and such professionals with respect to such examinations, audits and evaluations; provided, that the Required Holders shall undertake only one (1) field examination/audit during any period of twelve (12) consecutive months at the Company’s expense. Notwithstanding the foregoing, in addition to the field examinations and audits described above, the Required Holders may have additional field examinations and audits done if an Event of Default shall have occurred and be continuing, at the Company’s expense.

8. Payment and Prepayment of the Notes.

8.1 Required Prepayments.

(a) Scheduled Prepayments.

(i) 2010 Notes. On December 17, 2012 and on each March 17, June 17, September 17 and December 17 thereafter to and including June 17, 2017 the Company will prepay $2,500,000 principal amount (or such lesser principal amount as shall then be outstanding) of the 2010 Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the 2010 Notes pursuant to Section 8.1(b), (c) or (d), Section 8.2 or Section 8.6, the principal amount of each required prepayment of the 2010 Notes becoming due under this Section 8.1(a)(i) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the 2010 Notes is reduced as a result of such prepayment.

(ii) 2011 Notes. On May 10, 2013 and on each August 10, November 10, February 10 and May 10 thereafter to and including November 10, 2017 the Company will prepay $1,250,000 principal amount (or such lesser principal amount as shall then be outstanding) of the 2011 Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the 2011 Notes pursuant to Section 8.1(b), (c) or (d), Section 8.2 or Section 8.6, the principal amount of each required prepayment of the 2011 Notes becoming due under this Section 8.1(a)(ii) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the 2011 Notes is reduced as a result of such prepayment.

(b) Mandatory Credit Agreement Prepayments in Excess of $10,000,000. If the principal amount of any Mandatory Credit Agreement Prepayment, together with the principal amount of all other Mandatory Credit Agreement Prepayments made during the period of twelve consecutive months immediately preceding the required payment date for such Mandatory Credit Agreement Prepayment (but in each case only to the extent the same permanently reduce the aggregate lending commitments under the Credit Agreement), would exceed $10,000,000 in the aggregate, then the Company shall, concurrently with the making of such Mandatory Credit Agreement Prepayment, prepay the Notes in an amount equal to the Ratable Share of the amount of such excess (or such lesser principal amount as shall then be outstanding), applied ratably between the 2010 Notes and the 2011 Notes, at 100% of the principal amount so prepaid and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.

(c) Asset Dispositions Mandatory Prepayments. Within 2 Business Days after the consummation of any sale or other disposition of Property (including the sale or other disposition of Receivables) by the Company or any Subsidiary if the aggregate fair market value of the consideration received by the Company or its Subsidiaries for such sale or other disposition, together with the aggregate fair market value of the consideration received by the Company or its Subsidiaries for all other such sales or other dispositions consummated during the period of twelve consecutive months immediately preceding the consummation of such sale or other disposition, exceeds $25,000,000, the Company shall deliver an Officer’s Certificate to the holders of Notes (notifying the holders of Notes thereof and certifying the amount of Net Cash Proceeds received from such sales or other dispositions during such period). Unless within 5 Business Days after receipt of such Officer’s Certificate the Required Holders shall have notified the Company of the Required Holders’ election to forego prepayment, then on the date that is 7 Business Days after the date on which the Company shall have delivered such Officer’s Certificate to the holders of Notes the Company shall prepay the 2010 Notes and the 2011 Notes in an amount equal to the Ratable Share of the amount of Net Cash Proceeds certified in such Officer’s Certificate (or such lesser principal amount as shall then be outstanding), applied ratably between the 2010 Notes and the 2011 Notes, at 100% of the principal amount so prepaid and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.

Notwithstanding the foregoing, (i) up to 100% of the Net Cash Proceeds of such sales or other dispositions with respect to which the Company shall have given the holders of Notes written notice (set forth in the applicable Officer’s Certificate delivered pursuant to the first sentence of this Section 8.1(c)) of its intention to repair or replace the Property subject to any such sale or other disposition or invest such Net Cash Proceeds in the purchase of Property (other than securities, unless those securities represent equity interests in an entity that becomes a Guarantor or an Unrestricted Subsidiary permitted hereunder (and provided that if such Guarantor or Unrestricted Subsidiary is a newly formed Person, such Person shall promptly use the portion of the Net Cash Proceeds received by it for the sale of its equity interests in order to purchase Property to be used by it in its business)) to be used by one or more of the Company or the Guarantors in their businesses (such repair, replacement or investment referred to as a “Reinvestment”) within six months following such sale or other disposition, shall not be subject to the provisions of the first two sentences of this Section 8.1(c) unless and to the extent that such applicable period shall have expired without such repair, replacement or investment having been made, and (ii) only the Net Cash Proceeds from sales or other dispositions of Property (including the sale or other disposition of Receivables) with a fair market value of the consideration received therefor in excess of $25,000,000 (above and beyond the fair market value of the consideration of the dispositions of the Property with respect to which the Net Cash Proceeds shall have been subject to Reinvestment) shall be subject to the provisions of the first two sentences of this Section 8.1(c).

(d) Borrowing Base Mandatory Prepayments. If the amount equal to the Aggregate Outstanding Revolving Credit Exposure plus the aggregate principal amount outstanding in respect of the Notes exceeds the amount equal to the Borrowing Base plus the aggregate principal amount outstanding in respect of the Notes by more than $10,000,000 at any time, then the Company shall, no later than 2 Business Days after obtaining knowledge thereof, deliver an Officer’s Certificate to the holders of Notes (notifying the holders of Notes thereof and certifying the amount of such excess, accompanied by a revised Borrowing Base Certificate). Unless within 5 Business Days after receipt of such Officer’s Certificate the Required Holders shall have notified the Company of the Required Holders’ election to forego prepayment, then on the date that is 7 Business Days after the date on which the Company shall have delivered such Officer’s Certificate to the holders of Notes the Company shall prepay the Notes in an amount equal to the Ratable Share of the amount of such excess (or such lesser principal amount as shall then be outstanding), applied ratably between the 2010 Notes and the 2011 Notes, at 100% of the principal amount so prepaid and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.

(e) No Duplication of Mandatory Prepayments. If any set of facts or circumstances would trigger a mandatory prepayment under two or more of Sections 8.1(b), (c) or (d), then no duplication of mandatory prepayments shall be required and instead only such provision as shall result in the largest mandatory prepayment shall be operative for such set of facts or circumstances.

(f) Permitted Unsecured Indebtedness Repayment Events. Within 2 Business Days after the occurrence of any Permitted Unsecured Indebtedness Repayment Event, the Company shall deliver an Officer’s Certificate to the holders of Notes (notifying the holders of Notes thereof and identifying in reasonable detail the Indebtedness with respect to which such Permitted Unsecured Indebtedness Repayment Event has occurred and the status of current efforts to refinance such Indebtedness). Unless within 5 Business Days after receipt of such Officer’s Certificate the Required Holders shall have notified the Company of the Required Holders’ election to forego prepayment, then on the date that is 7 Business Days after the date on which the Company shall have delivered such Officer’s Certificate to the holders of Notes the Company shall prepay the Notes in their entirety, at 100% of the principal amount so prepaid and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.

8.2 Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of either Series (to the exclusion of the other Series), in an amount not less than $5,000,000 in the case of partial prepayment, at 100% of the principal amount so prepaid and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 5 Business Days and not more than 60 days prior to the date (which shall be a Business Day) fixed for such prepayment. Each such notice shall specify such date, the Series of Notes to be prepaid, the aggregate principal amount of such Notes to be prepaid on such date, the principal amount of each Note of such Series held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. Prepayment of the Notes with a distribution made pursuant to the Intercreditor Agreement shall be made at 100% of the principal amount so prepaid and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.

8.3 Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes of each Series, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4 Maturity; Surrender, etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5 Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except (i) upon the payment or prepayment of the Notes of such Series in accordance with the terms of this Section 8 or Section 12.1, or (ii) pursuant to a written offer to purchase Notes of such Series made by the Company or an Affiliate pro rata to the holders of all Notes of such Series at the time outstanding upon the same terms and conditions. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement, and no Notes may be issued in substitution or exchange for any such Notes.

8.6 Change of Control.

(a) Notice of Change of Control or Notice Event. The Company will, within 5 Business Days after any Authorized Officer has knowledge of the occurrence of any Change of Control or Notice Event, give written notice of such Change of Control or

Notice Event to each holder of Notes unless notice in respect of such Change of Control (or the Change of Control contemplated by such Notice Event) shall have been given pursuant to Section 8.6(b). If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in Section 8.6(c) and shall be accompanied by the certificate described in Section 8.6(g).

(b) Condition to Obligor Action. The Company will not take any action that consummates or finalizes a Change of Control unless (i) at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 8.6(c), accompanied by the certificate described in Section 8.6(g), and (ii) contemporaneously with such action, the Company prepays all Notes required to be prepaid in accordance with this Section 8.6.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 8.6(a) and Section 8.6(b) shall be an offer to prepay, in accordance with and subject to this Section 8.6, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by Section 8.6(a), such date shall be not less than 10 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 30th day after the date of such offer).

(d) Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.6 by causing a notice of such acceptance to be delivered to the Company at least 5 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.6 shall be deemed to constitute an acceptance of such offer by such holder.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.6 shall be at 100% of the principal amount of the Notes, plus the Make-Whole Amount determined for the date of prepayment with respect to the principal amount, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 8.6(f).

(f) Deferral Pending Change of Control. The obligation of the Company to prepay the Notes pursuant to the offers required by Section 8.6(c) and accepted in accordance with Section 8.6(d) is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.6 in respect of such Change of Control shall be deemed rescinded).

(g) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.6 shall be accompanied by a certificate, executed by an Authorized Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.6; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.6 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change of Control.

8.7 Make-Whole Amount. “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.1(b), (c), (d) or (f), Section 8.2, or Section 8.6 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.1(b), (c), (d) or (f), Section 8.2, Section 8.6 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.1(b), (c), (d) or (f), Section 8.2 or Section 8.6, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9. Affirmative Covenants. The Company covenants that for so long as any of the Notes are outstanding:

9.1 Use of Proceeds. The Company will, and will cause each Restricted Subsidiary to, use the proceeds of the Notes for working capital and general corporate purposes, which may include, without limitation, purchases of Receivables Portfolios, Permitted Acquisitions and repayment of Indebtedness. The Company shall use the proceeds of the Notes in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U or X, the Securities Act and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

9.2 Conduct of Business. The Company will, and will cause each Restricted Subsidiary to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is conducted on the Closing Date; provided that in no event shall any member of the Propel Group engage in any business such that it would acquire any material amount of Receivables to the extent such Receivables could be Eligible Receivables if held by a Credit Party, and (ii) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, as in effect on the Closing Date, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) as permitted by Section 10.2, and (ii) to the extent that the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

9.3 Taxes. The Company will, and will cause each Restricted Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

9.4 Insurance. The Company will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies insurance on their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is consistent with sound business practice. The Company shall deliver to the Collateral Agent endorsements in form and substance reasonably acceptable to the Collateral Agent to all general liability and other liability policies naming the Collateral Agent as an additional insured. The Company shall furnish to any holder of Notes such additional information as such holder may reasonably request regarding the insurance carried by the Company and its Restricted Subsidiaries. In the event the Company or any of its Restricted Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Collateral Agent deems advisable. All sums so disbursed by the Collateral Agent shall constitute part of the Secured Obligations, payable as provided in this Agreement.

9.5 Compliance with Laws. The Company will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, the USA Patriot Act, the Fair Debt Collection Practices Act (or any similar federal, state or local laws or regulations relating to consumer debt or the collection thereof), all Environmental Laws, ERISA and Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 to which it may be subject where non-compliance with such laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards could reasonably be expected to cause a Material Adverse Effect.

9.6 Maintenance of Properties. Subject to Section 10.3, the Company will, and will cause each Restricted Subsidiary to, do all things necessary to maintain, preserve, protect and keep the tangible Property material to the operation of its business in good repair, working order and condition, (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

9.7 Guarantors. The Company shall cause each of its Restricted Subsidiaries (other than the Excluded Subsidiaries, Immaterial Subsidiaries and each member of the Propel Group)) to guarantee pursuant to the Multiparty Guaranty or supplement or counterpart thereto (or, in the case of a Foreign Subsidiary, any other guaranty agreement requested by the Required Holders) the obligations of the Company evidenced by the Notes and under the other Transaction Documents. In furtherance of the above, after the formation or acquisition of any Restricted Subsidiary or the occurrence of a Subsidiary Redesignation, the Company shall promptly (and in any event upon the earlier of (x) such time as such Restricted Subsidiary becomes a guarantor, co-borrower or other obligor under the Credit Agreement and (y) within 45 days after such formation or acquisition or such Subsidiary Redesignation): (i) provide written notice to the holders of Notes upon any Person becoming a Subsidiary, setting forth information in reasonable detail describing all of the assets of such Person; (ii) cause such Person (other than any Excluded Subsidiary, Immaterial Subsidiary and member of the Propel Group) to execute a supplement or counterpart to the Multiparty Guaranty and such other Collateral Documents as are necessary for the Company and its Subsidiaries to comply with Section 9.8; (iii) cause the Applicable Pledge Percentage of the issued and outstanding equity interests of such Person and each other Pledge Subsidiary to be delivered to the Collateral Agent (together with undated stock powers signed in blank, if applicable) and pledged to the Collateral Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge and Security Agreement (or joinder or other supplement thereto) and otherwise in form reasonably acceptable to the Required Holders; and (iv) deliver such other documentation as the Required Holders may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other authority documents of such Person and, to the extent requested by the Required Holders, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Required Holders. Notwithstanding the foregoing, no Foreign Subsidiary shall be required to execute and deliver the Multiparty Guaranty (or supplement thereto) or such other guaranty agreement if such execution and delivery would cause a Deemed Dividend Problem or a Financial Assistance Problem with respect to such Foreign Subsidiary and, in lieu thereof, the Company and the relevant Restricted Subsidiaries shall provide the pledge agreements required under this Section 9.7 or Section 9.8. Notwithstanding the foregoing, the Company will be required to comply with this Section 9.7 with respect to any Subsidiaries of Propel Acquisition LLC to the extent that the provisions of the Propel Indebtedness no longer prohibits the guaranty of the obligations evidenced by the Notes or the granting of security with respect thereto, and (y) with respect to any Immaterial Subsidiary if it ceases to be an Immaterial Subsidiary under the terms of the definition thereof.

9.8 Collateral. The Company will cause, and will cause each other Credit Party to cause, all of its owned Property to be subject at all times to first priority, perfected Liens in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Intercreditor Agreement and the Collateral Documents, subject in any case to Liens permitted by Section 10.6 hereof (it being understood and agreed that (a) no control agreements will be required hereunder in respect of bank accounts, and (b) Mortgages and Mortgage Instruments will only be required hereunder in respect of Mortgaged Properties). Without limiting the generality of the foregoing, the Company: (i) will cause the Applicable Pledge Percentage of the issued and outstanding equity interests of each Pledge Subsidiary directly owned by the Company or any other Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Collateral Agent shall reasonably request; and (ii) will, and will cause each Guarantor to, deliver Mortgages and Mortgage Instruments with respect to real property owned by the Company or such Guarantor to the extent, and within such time period as is, reasonably required by the Collateral Agent. Notwithstanding the foregoing, no pledge agreement in respect of the equity interests of a Foreign Subsidiary shall be required hereunder to the extent such pledge thereunder is prohibited by applicable law or counsel to the holders of the Notes reasonably determines that such pledge would not provide material credit support for the benefit of the Secured Parties pursuant to legally valid, binding and enforceable pledge agreements.

9.9 Most Favored Lender. If at any time any of the Credit Agreement, or any agreement or document related to the Credit Agreement or any Principal Credit Facility of the Company, includes (i) any covenant, event of default or similar provision that is not provided for in this Agreement, or (ii) any covenant, event of default or similar provision that is more restrictive than the same or similar covenant, event of default or similar provision provided in this Agreement (all such provisions described in clauses (i) or (ii) of this Section 9.9 being referred to as the “Most Favored Covenants”), then (a) such Most Favored Covenant shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, and no such provision may thereafter be waived, amended or modified under this Agreement except pursuant to the provisions of Section 17, and (b) the Company shall promptly, and in any event within five (5) Business Days after entering into any such Most Favored Covenant, so advise the holders of Notes in writing. Thereafter, upon the request of the Required Holders, the Company shall enter into an amendment to this Agreement with the Required Holders evidencing the incorporation of such Most Favored Covenant, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (a) of the immediately preceding sentence.

9.10 Minimum Committed Revolving Credit Facility. The Company covenants that it will maintain at all times a revolving credit facility with minimum aggregate commitments of $300,000,000 and with a remaining period until final maturity of not less than three months.

9.11 Information Required by Rule 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any Qualified Institutional Buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act.

10. Negative Covenants. The Company covenants that for so long as any of the Notes are outstanding:

10.1 Restricted Payments. The Company will not, nor will it permit any Restricted Subsidiary to, make any Restricted Payment (other than dividends payable in its own capital stock) except that (i) any Restricted Subsidiary may declare and pay dividends or make distributions to the Company or a Guarantor, (ii) the Company may, so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, make Restricted Payments in an aggregate amount not to exceed, during any fiscal year of the Company, 20% of the audited Consolidated Net Income for the then most recently completed fiscal year of the Company, (iii) [reserved], (iv) the Company may (A) effect a conversion of Permitted Indebtedness pursuant to its terms by making any required payments of cash and/or the Company’s capital stock and (B) make a payment of cash to enter into a Permitted Indebtedness Hedge in connection with Permitted Indebtedness, and any payments made in settlement or in performance thereof, and (v) the Company may, so long as the Payment Conditions are satisfied, make repurchases of its capital stock so long as the aggregate cumulative amount expended on and after February 8, 2010 for all such repurchases of capital stock does not exceed $50,000,000. As used herein, “Payment Conditions” means (i) no Default or Event of Default has then occurred and is continuing or would arise after giving effect thereto, and (ii) before and after giving effect (including pro forma effect) thereto, (A) the Company is in compliance with the covenants set forth in Sections 10.12 and 10.13, and (B) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base, in each case, then in effect.

10.2 Merger or Dissolution. The Company will not, nor will it permit any Restricted Subsidiary to, merge or consolidate with or into any other Person or dissolve, except that:

10.2.1 a Restricted Subsidiary may merge into (x) the Company, so long as the Company is the survivor of such merger or (y) a Wholly-Owned Subsidiary that is a Guarantor or becomes a Guarantor promptly upon the completion of the applicable merger or consolidation, so long as such Wholly-Owned Subsidiary is the survivor of such merger;

10.2.2 the Company or any Restricted Subsidiary may consummate any merger or consolidation in connection with any Permitted Acquisition so long as (i) in the case of the Company, the Company is the surviving entity and (ii) in the case of any Restricted Subsidiary, the Company has otherwise complied with Sections 9.7 and 9.8 in respect of the surviving entity; and

10.2.3 the Company and the Restricted Subsidiaries may enter into Permitted Restructurings.

10.3 Sale of Assets. The Company will not, nor will it permit any other Credit Party to, lease, sell or otherwise dispose of its Property to any other Person, except:

10.3.1 sales of Receivables in the ordinary course of business;

10.3.2 a disposition or transfer of assets by a Credit Party to another Credit Party or a Person that becomes a Credit Party prior to such disposition or transfer;

10.3.3 a disposition of obsolete Property, Property no longer used in the business of the Company or the other Credit Parties or other assets in the ordinary course of business of the Company or any other Credit Party, but excluding in each case Property (other than fixtures and personal Property) subject to a Lien under a Mortgage;

10.3.4 leases, sales or other dispositions of its Property that, together with all other Property of the Company and the Credit Parties previously leased, sold or disposed of (other than dispositions otherwise permitted by this Section 10.3) as permitted by this Section during any fiscal year of the Company do not exceed one percent (1%) of Consolidated Tangible Assets in the aggregate;

10.3.5 sales or dispositions of assets outside the ordinary course of business with an aggregate fair market value not to exceed, during the term of this Agreement, $20,000,000; and

10.3.6 any lease, transfer or other disposition of its Property that constitutes a permitted Investment under Section 10.4.

10.4 Investments and Acquisitions. The Company will not, nor will it permit any Restricted Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, or other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, or make any Acquisition of any Person, except:

10.4.1 (i) Cash Equivalent Investments, (ii) any Permitted Indebtedness Hedge, and (iii) other Investments described in Schedule 10.4.1;

10.4.2 existing Investments in Restricted Subsidiaries and other Investments in existence on the date hereof and described in Schedule 10.4.2;

10.4.3 so long as no Default or Event of Default shall have occurred and be continuing as of the date of the Asset Acceptance Acquisition, or would result from the consummation of the Asset Acceptance Acquisition, the Asset Acceptance Acquisition may be consummated in accordance with the terms and conditions of the Asset Acceptance Merger Agreement;

10.4.4 Acquisitions meeting the following requirements or otherwise approved by the Required Holders (each such Acquisition constituting a “Permitted Acquisition”):

(i) as of the date of the consummation of such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Permitted Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Permitted Acquisition;

(ii) such Permitted Acquisition is consummated pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Permitted Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

(iii) the business to be acquired in such Permitted Acquisition is similar or related to one or more of the lines of business in which the Company and its Subsidiaries are engaged on the Closing Date;

(iv) as of the date of the consummation of such Permitted Acquisition, all material governmental and corporate approvals required in connection therewith shall have been obtained;

(v) the aggregate Purchase Price for all such Permitted Acquisitions during the term of this Agreement shall not exceed $100,000,000, provided that the Purchase Price for any single Permitted Acquisition during the term of this Agreement shall not exceed $50,000,000;

(vi) prior to the consummation of such Permitted Acquisition, the Company shall have delivered to the holders of Notes a pro forma consolidated balance sheet, income statement and cash flow statement of the Company and its Restricted Subsidiaries (the “Acquisition Pro Forma”), based on the Company’s most recent financial statements delivered pursuant to Section 7.1.1 (using, to the extent available, historical financial statements for such entity provided by the seller(s)) which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company and its Restricted Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition and the funding of all extensions of credit in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Company would have been in compliance with the financial covenants set forth in Sections 10.12 and 10.13 for the period of four fiscal quarters reflected in the compliance certificate most recently delivered to the holders of Notes pursuant to Section 7.1.4 prior to the consummation of such Permitted Acquisition (giving effect to such Permitted Acquisition and all extensions of credit funded in connection therewith as if made on the first day of such period); provided, however, that no such compliance with Section 10.12 is required to be demonstrated in such Acquisition Pro Forma for an Acquisition which is either (x) solely a purchase of assets or (y) an acquisition of an entity or a going business for which no financial statements are available; and

(vii) prior to each such Permitted Acquisition, the Company shall deliver to the holders of Notes a documentation, information and certification package in form reasonably acceptable to the Required Holders and demonstrating conformity with the applicable Acquisition Pro Forma and sufficient to describe the assets and Persons being acquired, including, without limitation:

(A) a near-final version (with no further material amendments to be made thereto) of the acquisition agreement for such Permitted Acquisition together with drafts of the material schedules thereto;

(B) a near-final version (with no further material amendments to be made thereto) of all documents, instruments and agreements with respect to any Indebtedness to be incurred or assumed in connection with such Permitted Acquisition; and

(C) such other documents or information as shall be reasonably requested by the Required Holders in connection with such Permitted Acquisition;

10.4.5 a Permitted Restructuring;

10.4.6 creation of, or Investment in, a Restricted Subsidiary (other than (i) a Blocked Propel Subsidiary and (ii) a Foreign Subsidiary that is not a Credit Party) and in respect of which the Company has otherwise complied with Sections 9.7 and 9.8, provided that in the case of any investments in any Subsidiaries of Propel Acquisition LLC, such investment shall be permitted only to the extent that, after giving effect to such investment, (i) no Default shall exist and be continuing and (ii) the Company shall be in compliance with Sections 10.12 and 10.13 on a pro-forma basis as if the Investment occurred on the first day of the applicable period being tested pursuant to such Sections and 10.5.16;

10.4.7 Investments constituting Indebtedness permitted by Section 10.5.5 or Section 10.5.16;

10.4.8 Investments by a Credit Party in another Credit Party;

10.4.9 Minority Investments of the Company or its Restricted Subsidiaries, so long as (A) the aggregate Investment permitted under this Section 10.4.9 in any single Person shall not exceed $20,000,000 at any time outstanding and (B) the aggregate for all Investments permitted by this Section 10.4.9 shall not at any time exceed the lesser of (1) $60,000,000 and (2) $150,000,000 less the aggregate outstanding Investments made pursuant to Sections 10.4.10 and 10.4.11;

10.4.10 Permitted Foreign Subsidiary Investment/Loans, provided that the aggregate for all Investments permitted by this Section 10.4.10 shall not exceed at any time the greater of (A) ten percent (10%) of Consolidated Tangible Net Worth and (B) $150,000,000 less the aggregate outstanding Investments made pursuant to Sections 10.4.9 and 10.4.11; and

10.4.11 Investments in Unrestricted Subsidiaries and Blocked Propel Subsidiaries not to exceed in the aggregate at any time $150,000,000 less the aggregate outstanding Investments made pursuant to Sections 10.4.9 and 10.4.10.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 10.4, such amount shall be deemed to be the Fair Market Value of such Investment when made, purchased or acquired less any amount realized by the Company or a Restricted Subsidiary in respect of such Investment upon the sale, collection or return of capital, including by way of a Subsidiary Redesignation after the Investment therein (in any case, not to exceed the original amount invested).

10.5 Indebtedness. The Company will not, nor will it permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

10.5.1 the Secured Obligations;

10.5.2 Indebtedness existing on the date hereof and described in Schedule 10.5;

10.5.3 Indebtedness arising under Rate Management Transactions (other than for speculative purposes);

10.5.4 secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Company or any of its Restricted Subsidiaries after February 8, 2010 to finance the acquisition of assets used in its business, if (1) the total of all such Indebtedness for the Company and its Restricted Subsidiaries taken together incurred on or after February 8, 2010, when aggregated with the Indebtedness permitted under Section 10.5.9, shall not exceed an aggregate principal amount of $15,000,000 at any one time outstanding, (2) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (3) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, and (4) any Lien securing such Indebtedness is permitted under Section 10.6 (such Indebtedness being referred to herein as “Permitted Purchase Money Indebtedness”);

10.5.5 Indebtedness arising from intercompany loans and advances (i) made by any Subsidiary to any Credit Party; provided that the Company agrees (and will cause each of its Subsidiaries to agree) that all such Indebtedness owed to any Subsidiaries of Propel Acquisition LLC or any Unrestricted Subsidiary by any Credit Party shall be expressly subordinated to the Secured Obligations pursuant to subordination provisions reasonably acceptable to the Required Holders, (ii) made by the Company to any other Credit Party, (iii) made by the Company or any Restricted Subsidiary to any Restricted Subsidiary solely for the purpose of facilitating, in the ordinary course of business consistent with past practice as of the Closing Date (and excluding, for the avoidance of doubt, any business relating to the acquisition of receivables owed by a Person subject to bankruptcy or similar proceedings), the payment of fees and expenses in connection with collection actions or proceedings or

(iv) made by the Company or any Restricted Subsidiary to any Subsidiaries of Propel Acquisition LLC (other than a Blocked Propel Subsidiary) to the extent such loan would be permitted as an investment in compliance with the proviso of Section 10.4.6 or any Unrestricted Subsidiary to the extent such loan would be permitted as an investment in compliance with Section 10.4.11;

10.5.6 guaranty obligations of the Company of any Indebtedness of any Restricted Subsidiary permitted under Section 10.5.2 or of any Indebtedness of any Subsidiary permitted as an Investment under Sections 10.4.9, 10.4.10 or 10.4.11;

10.5.7 guaranty obligations of any Restricted Subsidiary of the Company that is a Guarantor with respect to any Indebtedness of the Company or any other Restricted Subsidiary permitted under this Section 10.5, other than the Permitted Foreign Subsidiary Non-Recourse Indebtedness;

10.5.8 [Intentionally Omitted];

10.5.9 additional unsecured Indebtedness of the Company or any Restricted Subsidiary, to the extent not otherwise permitted under this Section 10.5; provided, however, that the aggregate principal amount of such additional Indebtedness, when aggregated with the Indebtedness permitted under Section 10.5.4 shall not exceed $20,000,000 at any time outstanding;

10.5.10 bonds or other Indebtedness required by collections licensing laws in the ordinary course of the Credit Parties’ business;

10.5.11 Indebtedness, liabilities and contingent obligations incurred or assumed in connection with a Permitted Acquisition; provided, however, that any such Indebtedness incurred or assumed by a Person that is a Foreign Subsidiary after giving effect to the consummation of such Permitted Acquisition shall be permitted only to the extent such Indebtedness constitutes Permitted Foreign Subsidiary Non-Recourse Indebtedness;

10.5.12 [Intentionally Omitted];

10.5.13 Permitted Foreign Subsidiary Non-Recourse Indebtedness;

10.5.14 Indebtedness constituting Permitted Foreign Subsidiary Investments/Loans, to the extent permitted as an Investment in compliance with the proviso of Section 10.4.10;

10.5.15 additional unsecured or subordinated Indebtedness of the Company or any of its Restricted Subsidiaries, to the extent not otherwise permitted under this Section 10.5; provided, however, that (i) the aggregate principal amount of such additional Indebtedness shall not exceed $300,000,000, and (ii) if such Indebtedness is subordinated, the terms of such subordination shall be reasonably acceptable to the Required Holders;

10.5.16 the Propel Indebtedness, provided that the aggregate principal amount thereof does not exceed $300,000,000, and the unsecured guaranty obligations of the Company of such Propel Indebtedness;

10.5.17 so long as no Default or Event of Default then exists or would result therefrom, Indebtedness of any Credit Party not otherwise permitted pursuant to this Section 10.5 in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided, that such Indebtedness shall be limited to a letter of credit facility provided to or for the benefit of the Company and/or its Restricted Subsidiaries; and

10.5.18 Indebtedness arising from intercompany loans and advances made by any Restricted Subsidiary that is not a Credit Party to any other Restricted Subsidiary that is not a Credit Party.

10.6 Liens. The Company will not, nor will it permit any Restricted Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Restricted Subsidiaries, except:

10.6.1 Liens securing all Secured Obligations;

10.6.2 Liens for taxes, assessments or governmental charges or levies on its Property if the same (i) shall not at the time be delinquent or thereafter can be paid without penalty, (ii) are disclosed on Schedule 5.6, or (iii) are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

10.6.3 Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 45 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

10.6.4 Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

10.6.5 Liens as described in Schedule 10.6;

10.6.6 deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

10.6.7 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

10.6.8 easements, reservations, rights-of-way, restrictions, survey or title exceptions and other similar encumbrances as to real property of the Company and its Restricted Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of the Company or such Restricted Subsidiary conducted at the property subject thereto;

10.6.9 purchase money Liens securing Permitted Purchase Money Indebtedness (as defined in Section 10.5); provided, that such Liens shall not apply to any property of the Company or its Restricted Subsidiaries other than that purchased with the proceeds of such Permitted Purchase Money Indebtedness;

10.6.10 Liens existing on any asset of any Restricted Subsidiary of the Company at the time such Restricted Subsidiary becomes a Restricted Subsidiary and not created in contemplation of such event;

10.6.11 Liens on any asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion or construction thereof;

10.6.12 Liens existing on any asset of any Restricted Subsidiary of the Company at the time such Restricted Subsidiary is merged or consolidated with or into the Company or any Restricted Subsidiary and not created in contemplation of such event;

10.6.13 Liens existing on any asset prior to the acquisition thereof by the Company or any Restricted Subsidiary and not created in contemplation thereof; provided that such Liens do not encumber any other Property or assets;

10.6.14 Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted under Sections 10.6.9 through 10.6.13; provided that (a) such Indebtedness is not secured by any additional assets, and (b) the amount of such Indebtedness secured by any such Lien is not increased;

10.6.15 Liens on the assets of any Subsidiaries of Propel Acquisition LLC securing the Propel Indebtedness; and

10.6.16 Liens securing Indebtedness permitted by Section 10.5.17; provided that the holder(s) of such Indebtedness and the Collateral Agent shall have entered into an intercreditor agreement with respect to such Liens (and the assets subject to such Liens) that is in form and content acceptable to the Required Holders.

In addition, no Credit Party shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its Properties or other assets in favor of the Collateral Agent for the benefit of the Secured Parties;

provided, however, that any agreement, note, indenture or other instrument in connection with purchase money Indebtedness (including Capitalized Leases) for which the related Liens are permitted hereunder may prohibit the creation of a Lien in favor of the Collateral Agent for the benefit of the Secured Parties with respect to the assets or Property obtained with the proceeds of such Indebtedness.

10.7 Affiliates. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Company and the other Credit Parties) except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than the Company or such Restricted Subsidiary would obtain in a comparable arm’s length transaction, and (ii) the Permitted Restructuring.

10.8 Hedging Contracts. The Company will not, nor will it permit any Restricted Subsidiary to, enter into or remain liable upon any Rate Management Transactions except for those entered into in the ordinary course of business for bona fide hedging purposes and not for speculative purposes.

10.9 Subsidiary Covenants. The Company will not, nor will it permit any Credit Party or any Subsidiaries of Propel Acquisition LLC to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Credit Party or any Subsidiaries of Propel Acquisition LLC (i) to pay dividends or make any other distribution on its stock, (ii) to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary, (iii) to make loans or advances or other Investments in the Company or any other Restricted Subsidiary, or (iv) to sell, transfer or otherwise convey any of its property to the Company or any other Restricted Subsidiary, other than (A) customary restrictions on transfers, business changes or similar matters relating to earn out obligations in connection with Permitted Acquisitions, and (B) as provided in this Agreement, the Credit Agreement and the documents evidencing the Propel Indebtedness.

10.10 Contingent Obligations. The Company will not, nor will it permit any Restricted Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the reimbursement obligations in respect of letters of credit issued under the Credit Agreement, (iii) any guaranty of the Secured Obligations, (iv) any liability of the Company or the Guarantors under the Transaction Documents or the Loan Documents (as defined in the Credit Agreement), (v) Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with acquisitions or sales of assets, (vi) customary corporate indemnification obligations under charter documents, indemnification agreements with officers and directors and underwriting agreements, and (vii) any liability under any Indebtedness permitted by Section 10.5 (it being acknowledged and agreed that none of the Company, the Guarantors or the Domestic Subsidiaries shall make or shall suffer to exist any Contingent Obligation in respect of Indebtedness of Foreign Subsidiaries, except to the extent permitted as Investments under Section 10.4).

10.11 Subordinated Indebtedness and Amendments to Subordinated Note Documents. The Company will not, nor will it permit any Restricted Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness. Furthermore, the Company will not, and will not permit any Restricted Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(i) increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(ii) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(iii) shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(iv) increases the rate of interest accruing on such Indebtedness;

(v) provides for the payment of additional fees or increases existing fees or changes any profit sharing arrangements to the detriment of the Company or any other Credit Party;

(vi) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any of its Restricted Subsidiaries from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Restricted Subsidiary or which is otherwise materially adverse to the Company, its Restricted Subsidiaries and/or the holders of Notes or, in the case of any such covenant, which places material additional restrictions on the Company or such Restricted Subsidiary or which requires the Company or such Restricted Subsidiary to comply with more restrictive financial ratios or which requires the Company to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(vii) amends, modifies or adds any affirmative covenant in a manner which (a) when taken as a whole, is materially adverse to the Company, its Restricted Subsidiaries and/or the holders of Notes, or (b) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

10.12 Leverage Ratios.

10.12.1 Cash Flow Leverage Ratio. The Company will not at any time permit the ratio (the “Cash Flow Leverage Ratio”) of (i) Consolidated Funded Indebtedness at such time to (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarters to be greater than 2.00 to 1.00.

The Cash Flow Leverage Ratio shall be calculated: (i) based upon (a) for Consolidated Funded Indebtedness at the applicable time of determination, and (b) for Consolidated EBITDA, the actual amount as of the last day of each fiscal quarter for the most recently ended four consecutive fiscal quarters; and (ii) giving pro forma effect to any Material Acquisition and Material Disposition. For purposes of this Section 10.12.1, “Material Acquisition” means any Acquisition or series of related Acquisitions that involves the payment of consideration by the Company and its Restricted Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Asset Sale or series of related Asset Sales that yields gross proceeds to the Company or any of its Restricted Subsidiaries in excess of $10,000,000.

10.12.2 Minimum Net Worth. The Company will not permit the Consolidated Net Worth of the Company and its Restricted Subsidiaries to be less than the sum of (i) a dollar amount equal to $166,506,500, plus (ii) 50% of such Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending March 31, 2009 (without deduction for losses), plus (iii) 100% of the amount by which the Company’s “total stockholders’ equity” is increased after February 8, 2010 as a result of the issuance or sale by the Company or any of its Restricted Subsidiaries of, or the conversion of any Indebtedness of such Person into, any equity interests (including warrants and similar investments) in such Person, minus (iv) amounts expended by the Company and its Restricted Subsidiaries to repurchase the Company’s capital stock to the extent such repurchases are permitted under Section 10.1(v)(A).

10.13 Interest Coverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently completed four fiscal quarters, of (i) Consolidated EBIT, to (ii) Consolidated Interest Expense, in each case as of the end of such period, to be less than 2.00 to 1.00.

10.14 Capital Expenditures. The Company will not, nor will it permit any Restricted Subsidiary to, expend, or be committed to expend, in excess of an aggregate of $20,000,000 for Capital Expenditures of the Company and its Restricted Subsidiaries during any fiscal year of the Company.

10.15 Rentals. The Company will not permit, nor will it permit any Restricted Subsidiary to, create, pay or incur Consolidated Rentals in excess of $15,000,000 for any fiscal year during the term of this Agreement on a consolidated basis for the Company and its Restricted Subsidiaries.

10.16 Sale and Leaseback Transactions. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction.

10.17 Acquisitions of Receivables Portfolios. The Company will not, nor will it permit any Restricted Subsidiary to, acquire any single or related series of Receivables Portfolio(s) with a purchase price in excess of the lesser of (i) 50% of Consolidated Tangible Net Worth as of the Company’s most recently ended fiscal quarter and based on the financial statements of the Company delivered hereunder for such fiscal quarter and (ii) $150,000,000 (it being agreed that any one or more tranches or groups of Receivables purchased by one or more Credit Parties from the same seller or an Affiliate of such seller within a period of seven (7) consecutive days shall be deemed to be a single acquisition).

10.18 [Intentionally Omitted.]

10.19 Acquisition of Foreign Receivables. The Company will not, nor will it permit any Restricted Subsidiary to, (i) acquire any Receivable denominated in a currency other than Dollars, (ii) acquire any Receivable with respect to which the debtor is a resident of a jurisdiction other than the United States of America, (iii) acquire any Person which owns any Receivable denominated in a currency other than Dollars or any Receivable with respect to which the debtor is a resident of a jurisdiction other than the United States of America, or (iv) acquire any Person organized under the laws of any jurisdiction other than the United States of America or any state thereof, if, after giving effect to such acquisition, the aggregate outstanding book value (without duplication) of all such Receivables (in the case of clauses (i) and (ii)), all such Receivables owned by such Person (in the case of clause (iii)) and any and all Receivables owned by such Person (in the case of clause (iv)) would exceed in the aggregate 40% of the total book value of all Receivables of the Company and its Restricted Subsidiaries at any time.

10.20 Terrorism Sanctions Regulations. The Company will not, and will not permit any Affiliated Entity to, (a) become an OFAC Listed Person, or (b) have any investments in, or engage in any dealings or transactions with, any Blocked Person.

11. Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) The Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Sections 7.1, 7.2, 8.6, 8.7, 9.7, 9.8, 9.10 or 10; or

(d) any Credit Party defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or in any other Transaction Document and such default is not remedied within thirty (30) days after the earlier of (i) an Authorized Officer obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any representation or warranty made in writing by or on behalf of any Credit Party or by any officer of any Credit Party in this Agreement or in any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any outstanding Indebtedness beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness; provided that the aggregate principal amount of all Indebtedness to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Restricted Subsidiary) shall occur and be continuing exceeds $10,000,000 (or its equivalent in other currencies); or

(g) the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) the Company or any of its Restricted Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or its equivalent in other currencies) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s) or order(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith or otherwise not covered by a creditworthy insurer or indemnitor which has acknowledged in writing coverage thereof; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of the Pension Funding Rules for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under the Pension Funding Rules, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000 (or its equivalent in other currencies), (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (vii) the aggregate unfunded liability (excluding the accrued funding liability for the then current fiscal year) with respect to all benefit plans (other than pension plans) maintained by the Company and the Subsidiaries exceeds $10,000,000 (or its equivalent in other currencies), (viii) the unfunded liability with respect to any pension plan maintained by the Company or any Subsidiary exceeds the maximum amount prescribed by any applicable laws or regulations of any Governmental Authority, or (ix) the Company or any Subsidiary shall otherwise fail to comply with any laws, regulations or orders in the establishment, administration or maintenance of any pension plan or shall fail to pay or accrue any premiums, contributions or other amounts required by applicable pension plan documents or applicable laws; and any such event or events described in clauses (i) through (ix) above, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(k) nonpayment by the Company or any Restricted Subsidiary of any Rate Management Obligation, when due or the breach by the Company or any Restricted Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions”; or

(l) the Company or any of its Restricted Subsidiaries shall violate any Environmental Law, which has resulted in liability to the Company or any of its Restricted Subsidiaries in an amount equal to $5,000,000 or more (or its equivalent in other currencies), which liability is not paid, bonded or otherwise discharged within 45 days or which is not stayed on appeal and being appropriately contested in good faith; or

(m) this Agreement (including amendments, supplements or other modifications hereto), the Multiparty Guaranty Agreement (including amendments, supplements or other modifications thereto) or any Collateral Document (including amendments, supplements or other modifications thereto) shall fail to remain in full force or effect or any action shall be taken to assert the invalidity or unenforceability of (including any action taken on the part of the Company or its Restricted Subsidiaries to assert such invalidity or unenforceability of), or which results in the invalidity or unenforceability of, any such Transaction Document, or any Collateral Document shall, other than as permitted thereby, fail to create or maintain for any reason a valid and perfected security interest in any collateral purported to be covered thereby.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12. Remedies on Default, Etc.

12.1 Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, in addition to any action that may be taken pursuant to Section 12.1(c), any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

(c) If any other Event of Default has occurred and is continuing, any holder or holders of a majority in principal amount of the Notes of any Series at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes of such Series then outstanding to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate), and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or other Transaction Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3 Rescission. At any time after any Notes of any Series have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than a majority in principal amount of the Notes of such Series then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes of such Series, all principal of and Make-Whole Amount, if any, on any Notes of such Series that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes of such Series, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4 No Waivers or Election of Remedies, Expenses, etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Transaction Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of such Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

12.5 Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to Section 12.1 or any such declaration shall be rescinded and annulled pursuant to Section 12.3, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

13. Registration; Exchange; Substitution of Notes.

13.1 Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2 Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and, in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more replacement Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such replacement Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note so surrendered. Each such replacement Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000 (or its equivalent if denominated in another currency); provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note may be in a denomination of less than $1,000,000 (or its equivalent if denominated in another currency). Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3 Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $5,000,000 or a Qualified Institutional Investor, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14. Payments on Notes.

14.1 Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank in such jurisdiction. The holder of a Note may at any time, by notice to the Company, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2 Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a replacement Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchaser has made in this Section 14.2.

15. Expenses, Etc.

15.1 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel, local counsel and, if reasonably required by the Required Holders, other counsel) incurred by the Purchasers, any holder of a Note or the Collateral Agent in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any of the other Transaction Documents (whether or not such amendment, waiver or consent becomes effective), and the Company will, in addition, pay: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any of the other Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any of the other Transaction Documents, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders.

15.2 Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate delivered by or on behalf of the Company or any other Credit Party pursuant to this Agreement or any of the other Transaction Documents shall be deemed representations and warranties of the Company or such other Credit Party under this Agreement or such other Transaction Document. Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17. Amendment and Waiver.

17.1 Requirements.

(a) This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders of the Notes of each Series, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5 or 6 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

(b) Notwithstanding the foregoing provisions of Section 17.1(a), if: (1) the Company and the Administrative Agent under the Credit Agreement have notified the holders of Notes in writing that the Required Lenders (as defined in the Credit Agreement on the date hereof) have approved the amendment of the corresponding provision(s) in the Credit Agreement; (2) the Majority of the Combined Banks and Noteholders (calculated on a date which is no more than 5 Business Days after such written notification with such calculation made as of the date of such notification) have consented to such amendment for purpose of the Credit Agreement and this Agreement; (3) no Default or Event of Default exists at such time (other than a Default or Event of Default existing solely as the result of a breach of the provision(s) of this Agreement which correspond to such provision(s) of the Credit Agreement which the Required Lenders have approved for amendment as described in the immediately preceding clause (1)); (4) no repayment of principal of the debt facilities under the Credit Agreement is required as consideration for such proposed amendment; and (5) no fee or other remuneration is required to be paid to or for the benefit of any party to the Credit Agreement as consideration for such proposed amendment unless the holders of Notes are paid their ratable share of such remuneration (based on the principal amount outstanding as of such notification date of the Notes and of the bank facilities under the Credit Agreement), then each Purchaser agrees (and each holder of a Note, by its acceptance of a Note, will be deemed to have agreed) to amend the following provisions in a substantially similar manner (except as expressly provided in the immediately succeeding clauses (iv)), to be effective concurrent with the effectiveness of the corresponding amendment to the corresponding provision of the Credit Agreement:

(i) Section 9.2 (Conduct of Business);

(ii) Section 10.4.3 (Permitted Acquisitions);

(iii) the dollar limitation set forth in each of Section 10.5.4(1) (Permitted Purchase Money Indebtedness) and Section 10.5.9 (Additional Unsecured Indebtedness), but, in each case, only to the extent that the aggregate amount of such permitted Indebtedness does not exceed $25,000,000;

(iv) Section 10.5.13, but only so long as conditions (a), (b) and (c) of the definition of the term “Permitted Foreign Subsidiary Non-Recourse Indebtedness” are not amended;

(v) Section 10.14;

(vi) Section 10.15;

(vii) Section 10.17; and

(viii) Section 10.19.

17.2 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3 Binding Effect etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4 Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes or any Series thereof then outstanding have approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes or any Series thereof, or have directed the taking of any action provided herein or in the Notes or any Series thereof to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes or any Series thereof then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18. Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or its nominee, to such Person at the address specified for such communications in Schedule A, or at such other address as such Person or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed to have been given only when actually received.

19. Reproduction of Documents. This Agreement, and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (as defined in each of the Original Agreement and the Prior Agreement) (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20. Confidential Information. For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary, or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21. Miscellaneous.

21.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

21.2 Payments Due on Non-Business Days; Payment Currency. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

21.3 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with Agreement Accounting Principals. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with Agreement Accounting Principals, and (ii) all financial statements shall be prepared in accordance with Agreement Accounting Principals.

21.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.5 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

21.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

21.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

21.8 Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Transaction Documents. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 21.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 21.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

21.9 Transaction References. The Company agrees that Prudential Capital Group may (a) refer to its role in originating the purchase of the Notes from the Company, as well as the identity of the Company and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium, and (b) display the Company’s corporate logo in conjunction with any such reference.

21.10 Amendment and Restatement; No Novation. This Agreement is not intended to be, and shall not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the Prior Agreement or the Original Agreement, as applicable, in each case as amended or otherwise modified from time to time prior to the effectiveness of the amendment and restatement provided hereby, shall remain in full force and effect with respect to breaches of representations and warranties or breaches of obligations which may have occurred prior to the effectiveness of the amendment and restatement provided hereby.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

ENCORE CAPITAL GROUP, INC.

By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Executive Vice President, Chief Financial Officer, and Treasurer

The foregoing is hereby agreed to as of the date thereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Jason Richardson
Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Jason Richardson
Assistant Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., investment manager

By:	/s/ Jason Richardson
Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	Prudential Investment Management, Inc., investment manager

By:	/s/ Jason Richardson
Vice President

Each of the undersigned Guarantors consents to the amendments effected in this Second Amended and Restated Senior Secured Note Purchase Agreement and the transactions contemplated hereby, reaffirms its obligations under the Multiparty Guaranty and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations. In addition, the undersigned Guarantor reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the Company’s obligations.

PROPEL ACQUISITION LLC, a Delaware limited liability company

By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Executive Vice President, Chief
Financial Officer, and Treasurer

MIDLAND CREDIT MANAGEMENT, INC., a Kansas corporation

By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Executive Vice President, Chief
Financial Officer, and Treasurer

MIDLAND FUNDING LLC, a Delaware limited liability company

By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Treasurer

MIDLAND FUNDING NCC-2 CORPORATION, a Delaware corporation

By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Treasurer

MIDLAND INTERNATIONAL LLC, a Delaware limited liability company

By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Treasurer

MIDLAND PORTFOLIO SERVICES, INC., a Delaware corporation

By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Treasurer

MRC RECEIVABLES CORPORATION, a Delaware corporation

By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Treasurer

MIDLAND INDIA LLC, a Minnesota limited liability company

By:	/s/ Glen V. Freter
Name:	Glen V. Freter
Title:	Treasurer

SCHEDULE A

PURCHASER SCHEDULE

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Name in Which Notes are to be Registered	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Note Registration Numbers;	R-1 $20,000,000
Original Principal Amounts	R-2 $ 9,750,000
RR-1 $14,000,000

Payment on Account of Notes	Method: Federal Funds Wire Transfer

	Account Information:	JPMorgan Chase Bank
New York, NY
ABA No.: 021-000-021

Account No.: P86288 (please do not use spaces) in the case of Note R-1 in the original principal amount of $20,000,000

Account No.: P86188 (please do not include spaces) in the case of Note R-2 in the original principal amount of $9,750,000 and Note RR-1 in the original principal amount of $14,000,000

Re: (See “Accompanying Information” below)

Accompanying Information	Name of Company:	Encore Capital Group, Inc.
	Description of Security:	7.75% Senior Secured Notes
due 2017
PPN: 292554 A*3

	Name of Company:	Encore Capital Group, Inc.
	Description of Security:	7.375% Senior Secured Notes
due 2018
PPN: 292554 A@1

Each such wire transfer shall also set forth the due date and application (as among principal, interest, Make-Whole Amount, if any) of the payment being made.

Address for Notices Related to	The Prudential Insurance Company of America
Payments	c/o Investment Operations Group
Gateway Center Two, 10th Floor
100 Mulberry Street
Newark, NJ 07102-4077

Schedule A – Page 1

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

	Attn:	Manager, Billings and Collections

with telephonic prepayment notices to:

Manager, Trade Management Group

	Tel:	(973) 367-3141

	Fax:	(800) 224-2278

Address for All Other Notices	The Prudential Insurance Company of America
c/o Prudential Capital Group
Four Embarcadero Center, Suite 2700
San Francisco, California 94111-4180
	Attn:	Managing Director

	Fax:	415-421-6233

Other Instructions	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

	By:	_____________________________
Name:
	Title:	Vice President

Instructions re Delivery of Notes	Prudential Capital Group
Four Embarcadero Center, Suite 2700
San Francisco, CA 94111-4180
	Attn:	James F. Evert, Esq.

Tax Identification Number	22-1211670

Schedule A – Page 2

Purchaser Name	PRUCO LIFE INSURANCE COMPANY

Name in Which Notes are to be Registered	PRUCO LIFE INSURANCE COMPANY

Note Registration Numbers;	R-3	$9,300,000
Principal Amounts

Payment on Account of Note	Federal Funds Wire Transfer

Method	JPMorgan Chase Bank
New York, NY
Account Information	ABA No.: 021-000-021
Account No.: P86192 (please do not include spaces)
Account Name: Pruco Life Private Placement
	Re:	(see “Accompanying Information” below)

Accompanying Information	Name of Company:	Encore Capital Group, Inc.
	Description of Security:	7.75% Senior Secured Notes
due 2017
PPN: 292554 A*3

Each such wire transfer shall also set forth the due date and application (as among principal, interest, and Make-Whole Amount, if any) of the payment being made.

Address for Notices Related to Payments	Pruco Life Insurance Company c/o The Prudential Insurance Company of America
c/o Investment Operations Group
Gateway Center Two, 10th Floor
100 Mulberry Street
Newark, NJ 07102-4077
	Attn:	Manager, Billings and Collections

with telephonic prepayment notices to:

Manager, Trade Management Group

	Tel:	(973) 367-3141
	Fax:	(800) 224-2278

Address for All Other Notices	The Prudential Insurance Company of America
c/o Prudential Capital Group
Four Embarcadero Center, Suite 2700
San Francisco, California 94111-4180
	Attn:	Managing Director

	Fax:	415-421-6233

Schedule A – Page 3

Purchaser Name	PRUCO LIFE INSURANCE COMPANY

Other Instructions	PRUCO LIFE INSURANCE COMPANY

	By:	_____________________________
Name:
Title:

Instructions re Delivery of Notes	Prudential Capital Group
Four Embarcadero Center, Suite 2700
San Francisco, CA 94111-4180
	Attn:	James F. Evert, Esq.

Tax Identification Number	22-1944557

Schedule A – Page 4

Purchaser Name	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

Name in Which Notes are to be Registered	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

Note Registration Numbers;	R-4 $ 6,950,000
Principal Amounts	RR-2 $10,000,000
RR-3 $ 1,000,000

Payment on Account of Note

Method	Federal Funds Wire Transfer

Account Information	JPMorgan Chase Bank
New York, NY
ABA No.: 021-000-021

Account No.: P86329 (please do not include spaces) in the case of each of Note R-4 in the original principal amount of $6,950,000 and Note RR-2 in the original principal amount of $10,000,000

Account No.: P86345 (please do not include spaces) in the case of Note RR-3 in the original principal amount of $1,000,000

Re: (See “Accompanying Information” below)

Accompanying Information	Name of Company:	Encore Capital Group, Inc.
	Description of Security:	7.75% Senior Secured Notes
due 2017
PPN: 292554 A*3

	Name of Company:	Encore Capital Group, Inc.
	Description of Security:	7.375% Senior Secured Notes
due 2018
PPN: 292554 A@1

Each such wire transfer shall also set forth the due date and application (as among principal, interest, Make-Whole Amount, if any) of the payment being made.

Schedule A – Page 5

Purchaser Name	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

Address for Notices Related to Payments	Prudential Retirement Insurance and Annuity Company
c/o Prudential Investment Management, Inc.
Private Placement Trade Management
PRIAC Administration
Gateway Center Four, 7th Floor
100 Mulberry Street
Newark, NJ 07102

with telephonic prepayment notices to:

Manager, Trade Management Group

	Tel:	(973) 802-8107
	Fax:	(888) 889-3832

Address for All Other Notices	Prudential Retirement Insurance and Annuity Company
c/o Prudential Capital Group
Four Embarcadero Center, Suite 2700
San Francisco, California 94111-4180
	Attn:	Managing Director

	Fax:	415-421-6233

Other Instructions	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By: Prudential Investment Management, Inc., investment manager

	By:	_____________________________
Name:
Title:

Instructions re Delivery of Notes	Prudential Capital Group
Four Embarcadero Center, Suite 2700
San Francisco, CA 94111-4180
	Attn:	James F. Evert, Esq.

Tax Identification Number	06-1050034

Schedule A – Page 6

Purchaser Name	PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

Note Registration Number;	R-5:	$4,000,000
Principal Amount

Payment on Account of Note	Federal Funds Wire Transfer

Method	JPMorgan Chase Bank
New York, NY
Account Information	ABA # 021-000-021
Acct. # P86259 (please do not include spaces)
Acct Name: American Skandia Life - Private Placements

Re: (See “Accompanying Information” below)

Accompanying Information	Name of Obligors:	Encore Capital Group, Inc.
	Description of Security:	7.75% Senior Secured Notes
due 2017
PPN: 292554 A*3

Due date and application (as among principal, Make-Whole Amount and interest) of the payment being made.

Address for Notices Related to Payments	The Prudential Insurance Company of America
c/o Investment Operations Group
Gateway Center Two, 10th Floor
100 Mulberry Street
Newark, NJ 07102-4077

Attention: Manager, Billings and Collections

Address for All Other Notices	The Prudential Insurance Company of America
c/o Prudential Capital Group
Four Embarcadero Center, Suite 2700
San Francisco, CA 94111-4180
	Attn:	Managing Director

	Fax:	415-421-6233

Recipient of telephonic prepayment notices	Manager, Trade Management Group
	Tel:	(973) 367-3141
	Fax:	(888) 889-3832

Schedule A – Page 7

Purchaser Name	PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

Instructions re Delivery of Notes	Send physical security by nationwide overnight delivery service to:

Prudential Capital Group
Four Embarcadero Center, Suite 2700
San Francisco, CA 94111
Attn: James F. Evert, Esq.

Tax Identification Number	06-1241288

Schedule A – Page 8

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accounts” means and includes all of the Company’s and each Restricted Subsidiary’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company or such Restricted Subsidiary to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Acquisition” means any transaction or any series of related transactions, other than a Permitted Restructuring or purchases or acquisitions of Receivables Portfolios in the ordinary course of business, consummated on or after the Closing Date, by which the Company or any of its Restricted Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person; provided, however, that the following shall not be considered “Acquisitions”: (a) any asset purchase consisting solely of Receivables Portfolios, and (b) the purchase of stock of an entity (1) the assets of which consist solely of Receivables, (2) which has not engaged in the conduct of business and (3) which has no Indebtedness.

“Acquisition Pro Forma” is defined in Section 10.4.3(vi).

“Adjusted Available Aggregate Revolving Loan Commitment” has the meaning specified in the Credit Agreement as of the date hereof.

“Advance Rate” means, for the period commencing on the Amendment No. 2 Effective Date to the first Advance Rate Measurement Date, 33%, and, thereafter, for the period from (but not including) each Advance Rate Measurement Date to the immediately succeeding Advance Rate Measurement Date, the percentage obtained by subtracting from the Advance Rate in effect immediately prior to the first day of such period the difference (the “Cost Differential”, and which may be a positive or negative number) between:

(a) the average “Cost Per Total Dollar Collected” percentage as shown on the Company’s consolidated financial statements for the most recent four consecutive fiscal quarters (for which financial statements have been delivered in accordance with Section 7.1.1 or Section 7.1.2) ending on or before such Advance Rate Measurement Date; and

Schedule B – Page 1

(b) the average “Cost Per Total Dollar Collected” percentage as shown on the Company’s consolidated financial statements for the most recent four consecutive fiscal quarters (for which financial statements have been delivered in accordance with Section 7.1.1 or Section 7.1.2) ending on or before the Advance Rate Measurement Date immediately preceding such Advance Rate Measurement Date;

provided that if the resulting Cost Differential includes a fractional amount, the fractional portion thereof shall be ignored when determining the Cost Differential on the applicable Advance Rate Measurement Date but shall be added (or subtracted, as applicable) to the Cost Differential obtained on the following Advance Rate Measurement Date (with any resulting fractional portion again being ignored and added (or subtracted, as applicable) subsequently); provided further that, except as set forth in the immediately following proviso, in no event shall the Advance Rate ever be lower than 30% or higher than 35% and provided further that the Advance Rate to be applied with respect to the Estimated Remaining Collections from Debtor Receivables shall in all events be 55%. The Company shall set forth in reasonable detail the calculations of the Advance Rate on each compliance certificate delivered pursuant to Section 7.1.4.

“Advance Rate Measurement Date” means each date on which the Company’s financial statements required to be delivered pursuant to Section 7.1.1 or Section 7.1.2 have been filed with the Securities and Exchange Commission.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Entity” means the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates.

“Aggregate Outstanding Revolving Credit Exposure” has the meaning specified in the Credit Agreement as of the date hereof for the term “Aggregate Revolving Credit Exposure.”

“Aggregate Revolving Commitment” has the meaning specified in the Credit Agreement as of the date hereof.

“Agreement” means this Second Amended and Restated Senior Secured Note Purchase Agreement, dated as of May 9, 2013, between the Company, on the one hand, and the Purchasers, on the other hand, as it may from time to time be amended, supplemented or otherwise modified.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4; provided, that “Agreement Accounting Principles” shall exclude the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for liabilities.

Schedule B – Page 2

“Amendment No. 2 Effective Date” means November 5, 2012.

“Amortized Collections” means, for any period, the aggregate amount of collections from receivable portfolios (including that portion attributable to sales of receivables) of the Company and its Restricted Subsidiaries calculated on a consolidated basis for such period, in accordance with Agreement Accounting Principles, that are not included in consolidated revenues by reason of the application of such collections to principal of such receivable portfolios (for purposes of illustration only, the Amortized Collections have been most recently identified in the amount of $187,726,000 as the aggregate of “Collections applied to investment of receivable portfolios, net” and “Provision for impairment on receivable portfolios, net” in the Company’s consolidated statement of cash flows for the period ended December 31, 2009 as reflected in the Company’s Form 10-K for such period).

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge of capital stock of a Foreign Subsidiary to the extent a 100% pledge would cause a Deemed Dividend Problem or a Financial Assistance Problem.

“Asset Acceptance Acquisition” means the acquisition by the Company of Asset Acceptance Capital Corp., a Delaware corporation, for a Purchase Price in an amount not to exceed $480,000,000.

“Asset Acceptance Merger Agreement” means that certain Agreement and Plan of Merger dated as of March 6, 2013 among the Company, Pinnacle Sub, Inc. and Asset Acceptance Capital Corp, together with all schedules and exhibits thereto.

“Asset Sale” means, with respect to the Company or any Restricted Subsidiary, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a Sale and Leaseback Transaction, and including the sale or other transfer of any of the capital stock or other equity interests of such Person or any Restricted Subsidiary of such Person) to any Person other than the Company or any of its Wholly-Owned Subsidiaries other than (i) the sale of Receivables in the ordinary course of business, (ii) the sale or other disposition of any obsolete, excess, damaged or worn-out Equipment disposed of in the ordinary course of business, (iii) leases of assets in the ordinary course of business consistent with past practice, and (iv) sales or dispositions of assets outside the ordinary course of business with an aggregate fair market value not to exceed, during the term of this Agreement, $20,000,000.

“Authorized Officer” means any of the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Treasurer, Assistant Treasurer or Controller of the Company, or such other officer of the Company as may be designated by the Company in writing to the holders of Notes from time to time, acting singly.

“Blocked Person” is defined in Section 5.20.

“Blocked Propel Subsidiary” means any Subsidiary of Propel Acquisition LLC which is subject to any of the encumbrances or restrictions described in Section 10.9.

Schedule B – Page 3

“Borrowing Base” means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the holders of Notes on or prior to such date, equal to (i) the lesser of: (1) the Advance Rate of Estimated Remaining Collections (exclusive of any Receivables in any Receivables Portfolio that are not Eligible Receivables) as of the last day of the month for which such Borrowing Base Certificate was provided; and (2) the product of the net book value of all Receivables Portfolios acquired by any Credit Party on or after January 1, 2005 multiplied by 95%, minus (ii) the sum of (x) the aggregate principal amount outstanding in respect of the Notes plus (y) the aggregate principal amount outstanding in respect of the Term Loans (as defined in the Credit Agreement); provided, however, that, for purposes of calculating the amount specified in clause (1) above (the “Total ERC Amount”), the Advance Rate of Estimated Remaining Collections attributable to Debtor Receivables shall not at any time exceed an amount equal to 35% of the Total ERC Amount (without regard to this proviso).

“Borrowing Base Certificate” means a certificate, in substantially the form of Exhibit E hereto, setting forth the Borrowing Base and the component calculations thereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Toronto, Ontario are required or authorized to be closed.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with Agreement Accounting Principles, but excluding, solely for the fiscal year in which each Acquisition is consummated, any such expenditures of any Person or business acquired pursuant to such Acquisition.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Cash Flow Leverage Ratio” is defined in Section 10.12.1.

“Change of Control” means: (i) the acquisition by any Person, or two or more Persons acting in concert (other than Red Mountain Capital Partners LLC, JCF FPK I LP or any affiliate

Schedule B – Page 4

thereof), of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company; (ii) other than pursuant to a transaction permitted hereunder, the Company shall cease to own, directly or indirectly and free and clear of all Liens or other encumbrances, all of the outstanding shares of voting stock of the Guarantors on a fully diluted basis; (iii) the majority of the Board of Directors of the Company fails to consist of Continuing Directors; or (iv) the acquisition by Red Mountain Capital Partners LLC, JCF FPK I LP and/or any affiliate of either of them and/or any other Persons acting in concert with any of the foregoing Persons described in this clause (iv) of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of greater than 50% of the outstanding shares of voting stock of the Company. No Permitted Restructuring shall constitute a Change of Control.

“Closing Date” means the date when the conditions precedent in Section 4 of this Agreement have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means all Property and interests in Property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries in or upon which a security interest, lien or mortgage is granted (or is required to be granted pursuant to the terms hereof) in favor of the Collateral Agent pursuant to the Collateral Documents, on behalf of itself and the Secured Parties, to secure the Secured Obligations.

“Collateral Agent” means SunTrust Bank in its capacity as collateral agent for the Secured Parties and any successor collateral agent appointed pursuant to the terms of the Intercreditor Agreement.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, the Pledge and Security Agreement, the Intellectual Property Security Agreements, the Mortgages and all other security agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any of its Restricted Subsidiaries and delivered to the Collateral Agent, on behalf of itself and the Secured Parties to secure the Secured Obligations.

“Company” is defined in the introductory paragraph.

“Consolidated EBIT” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense (whether actual or contingent), (ii) expense for taxes paid or accrued and (iii) any extraordinary losses minus, to the extent included in Consolidated Net Income, (a) interest income, (b) any extraordinary gains, (c) the income of any Person (1) in which any Person other than the Company or any of its Restricted Subsidiaries has a joint interest or a partnership interest or other ownership interest, and (2) to the extent the Company or any of its Restricted Subsidiaries

Schedule B – Page 5

does not control the board of directors or other governing body of such Person or otherwise does not control the declaration of a dividend or other distribution by such Person, except in each case to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during the relevant period, and (d) the income of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or distributions (including via intercompany advances or other intercompany transactions but in each case up to and not exceeding the amount of such income) by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis.

“Consolidated EBITDA” means Consolidated Net Income plus, (1) to the extent not included in such revenue, Amortized Collections, and (2) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense (whether actual or contingent), (ii) expense for taxes paid or accrued, (iii) depreciation expense, (iv) amortization expense, (v) any extraordinary losses, and (vi) non-cash charges arising from compensation expense as a result of the adoption of amendments to Agreement Accounting Principles requiring certain stock based compensation to be recorded as an expense within the Company’s consolidated statement of operations, minus, to the extent included in Consolidated Net Income, (a) interest income, (b) any extraordinary gains, (c) the income of any Person (1) in which any Person other than the Company or any of its Restricted Subsidiaries has a joint interest or a partnership interest or other ownership interest, and (2) to the extent the Company or any of its Restricted Subsidiaries does not control the board of directors or other governing body of such Person or otherwise does not control the declaration of a dividend or other distribution by such Person, except in each case to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during the relevant period, and (d) the income of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or distributions (including via intercompany advances or other intercompany transactions but in each case up to and not exceeding the amount of such income) by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Funded Indebtedness” means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

“Consolidated Indebtedness” means, at any time, the Indebtedness of the Company and its Restricted Subsidiaries that would be reflected on a consolidated balance sheet of the Company prepared in accordance with Agreement Accounting Principles as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense and contingent interest expense of the Company and its Restricted Subsidiaries (including that portion attributable to Capital Leases) calculated on a consolidated basis for such period, in accordance with Agreement Accounting Principles.

Schedule B – Page 6

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Restricted Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles. For the avoidance of doubt, Consolidated Net Income shall exclude any and all income and other amounts attributable to any Unrestricted Subsidiary (other than the amount of any cash dividends or other cash distributions actually paid during the reference period to the Company or any of its Restricted Subsidiaries by an Unrestricted Subsidiary).

“Consolidated Net Worth” means at any time, with respect to any Person, the consolidated stockholders’ equity of such Person and its Restricted Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Rentals” means, with reference to any period, the Rentals of the Company and its Restricted Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

“Consolidated Tangible Assets” means Consolidated Total Assets minus any Intangible Assets.

“Consolidated Tangible Net Worth” means at any time, with respect to any Person, the consolidated stockholders’ equity of such Person and its Restricted Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles minus any Intangible Assets.

“Consolidated Total Assets” means the total assets of the Company and its Restricted Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of the Amendment No. 2 Effective Date, by and among the Company, the Lenders and the other Persons party thereto and SunTrust Bank, as administrative agent thereunder, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Credit Party” means, at any time, any of the Company and any Person which is a Guarantor at such time.

“Debtor Receivables” means a Receivable the obligor on which is subject to bankruptcy or similar proceedings.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means (i) as to any 2010 Note, that rate of interest that is the greater of (a) 9.75% per annum and (b) 2% over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate, and (ii) as to any 2011 Note, that rate of interest that is the greater of (a) 9.375% per annum and (b) 2% over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate.

“Disqualified Stock” means any capital stock or other equity interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the final maturity of the Notes.

“Dollars” and “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of any Person organized under the laws of a jurisdiction located in the United States of America.

“Eligible Receivables” of any Credit Party shall mean, as of any date of determination, (i) Receivables owned by a Credit Party as of the Closing Date, which Receivables were included in the Borrowing Base under the Credit Agreement as of the Closing Date, and (ii) Receivables purchased by a Credit Party on or after the Closing Date to the extent such Receivable is owned, or to be purchased by such Credit Party by applying the proceeds of an existing Credit Extension (as defined in the Credit Agreement as of the date hereof) within five (5) Business Days of the making of such Credit Extension, and in the case of both (i) and (ii) that

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is payable in Dollars and in which the Collateral Agent has, or upon purchase by such Credit Party, will have, for the benefit of the Secured Parties, a first-priority perfected security interest pursuant to the Collateral Documents, other than any such Receivable:

(a) that is not an existing obligation for which sufficient consideration has been given;

(b) with respect to which such Credit Party does not (or will not, upon the closing of the relevant purchase thereof) have good and marketable title pursuant to a legal, valid and binding bill of sale or purchase agreement entered into by such Credit Party or assignment to such Credit Party;

(c) that has been repurchased by, or returned or put back to, the Person from whom such Credit Party acquired such Receivable and such Receivable has not subsequently been replaced with a new Receivable of at least comparable value acquired from such Person;

(d) all or any portion of which is subject to any Lien (except the Lien in favor of the Collateral Agent under the Collateral Documents);

(e) that is due from or has been originated by any Restricted Subsidiary or Encore Affiliate;

(f) that is not a type of collateral for which a security interest can be perfected by filing pursuant to Article 9 of the Uniform Commercial Code as then in effect in the State of New York; and

(g) that is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America unless such Receivable is backed by a letter of credit acceptable to the Required Holders which is in the possession of the Collateral Agent, or (ii) the government of the United States of America, or any department, agency, public corporation, or any agency or instrumentality thereof, including any agency or instrumentality which is obligated to make payment with respect to Medicare, Medicaid or other Receivables representing amounts owing under any other program established by federal, state, county, municipal or other local law which requires that payments for healthcare services be made to the provider of such services in order to comply with any applicable “anti-assignment” provisions, provider agreement or federal, state, county, municipal or other local law, rule or regulation.

“Encore Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with the Company. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person and possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions,

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permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equipment” means all of the Company’s and each Restricted Subsidiary’s present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

“Equipment Financing Transactions” means the secured equipment financing arrangements of the Credit Parties set forth on Schedule 10.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company or a Subsidiary under section 414 of the Code.

“Estimated Remaining Collections” means, as of any date, the aggregate amount of gross remaining cash collections which any Credit Party anticipates to receive from a Receivables Portfolio or as otherwise referred to by the Company as the total amount of “Estimated Remaining Gross Collections”, determined and reported by the Company pursuant to its financial statements and other reporting to the holders of Notes as described in Section 7.1 (it being understood and agreed that (i) such amount shall be calculated by the Company in accordance with Agreement Accounting Principles and in a manner consistent with the Company’s past practice and with the methodology used in the reporting of Estimated Remaining Collections in the Company’s public filings with the SEC, (ii) the manner and method of computing Estimated Remaining Collections and all assumptions made in connection therewith shall be explained to each holder of Notes in reasonably full detail upon such holder’s request, and (iii) any deviation from the current method and assumptions used in computing Estimated Remaining Collections is subject to approval by the Required Holders in their discretion).

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Subsidiaries” means each Unrestricted Subsidiary.

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“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the price in cash obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Company.

“Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Guarantor or to permit its capital stock from being pledged pursuant to a pledge agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction; provided that any Permitted Indebtedness Hedge shall not be a Financial Contract so long as such Permitted Indebtedness Hedge relates to capital stock of the Company.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding equity interests.

“Foreign Subsidiary” means any Restricted Subsidiary of any Person which is not a Domestic Subsidiary of such Person.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantor” means each Restricted Subsidiary of the Company which is a party to the Multiparty Guaranty, including each Restricted Subsidiary of the Company which becomes a party to the Multiparty Guaranty pursuant to a joinder or other supplement thereto including in connection with a requirement to become a Guarantor pursuant to the terms hereof.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

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“Hostile Tender Offer” means, with respect to the use of proceeds of any of the Notes, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity.

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary of the Company (x) whose consolidated tangible assets (as set forth in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries delivered to the holders of the Notes pursuant to this Agreement and computed in accordance with Agreement Accounting Principles), when added to the consolidated tangible assets of all other Immaterial Subsidiaries (as set forth in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries delivered to the holders of the Notes pursuant to this Agreement and computed in accordance with Agreement Accounting Principles), do not constitute more than 5.0% of the Consolidated Tangible Assets and (y) whose consolidated net revenue, when added to the consolidated net revenue attributable to all other Immaterial Subsidiaries, does not constitute more than 5.0% of consolidated net revenue of the Company and its Restricted Subsidiaries (in each case, as determined for the four fiscal quarter period most recently ended for which financial statements have been delivered to the holders of the Notes pursuant to this Agreement).

“including” means, unless the context clearly requires otherwise, “including without limitation.”

“Indebtedness” of a Person means, at any time, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations of such Person, (viii) reimbursement obligations under letters of credit, bankers’ acceptances, surety bonds and similar instruments, (ix) Off-Balance Sheet Liabilities, (x) obligations under Sale and Leaseback Transactions, (xi) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, (xii) Rate Management Obligations and (xiii) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

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“Indemnity and Contribution Agreement” means the Indemnity and Contribution Agreement, dated as of September 20, 2010, by and among each of the Credit Parties in the form of Exhibit B-2, as amended, restated, supplemented or otherwise modified from time to time.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intangible Assets” means the aggregate amount, for the Company and its Restricted Subsidiaries on a consolidated basis, of: (1) all assets classified as intangible assets under Agreement Accounting Principles, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; (2) loans or advances to, investments in, or receivables from (i) Encore Affiliates, officers, directors, employees or shareholders of the Company or any Restricted Subsidiary, or (ii) any Person if such loan, advance, investment or receivable is outside the Company’s or any Restricted Subsidiary’s normal course of business; and (3) prepaid expenses; provided that Intangible Assets shall not include deferred court costs, deferred tax assets, deposits under state workers compensation programs and assets of the Company’s excess deferred compensation plan.

“Intellectual Property Security Agreements” means the amended and restated intellectual property security agreements executed by the applicable Credit Parties on the Amendment No. 2 Effective Date and such intellectual property security agreements as any Credit Party may from time to time after the Amendment No. 2 Effective Date make in favor of the Collateral Agent for the benefit of the Secured Parties, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the Amendment No. 2 Effective Date, among the Collateral Agent, the holders of the Notes and the Agent named therein, as amended, restated, supplemented or otherwise modified from time to time.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers, employees made in the ordinary course of business), extension of credit (other than Accounts arising in the ordinary course of business, but including Contingent Obligations with respect to any obligation or liability of another Person) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person. No Permitted Restructuring shall constitute an Investment.

“Lenders” means the several lenders from time to time party to the Credit Agreement in their capacities as such.

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“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

“Majority of the Combined Banks and Noteholders” means, at any time of determination, greater than 50% of the aggregate principal amount outstanding of the Secured Obligations.

“Make-Whole Amount” is defined in Section 8.7.

“Mandatory Credit Agreement Prepayment” means any mandatory prepayment or repayment required to be made prior to the Revolving Loan Termination Date under, and as defined as of the date hereof in, the Credit Agreement pursuant to terms or provisions thereof which become effective after September 20, 2010.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Acquisition” is defined in Section 10.12.1.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations of the Company, or the Company and its Restricted Subsidiaries taken as a whole, (ii) the ability of the Company or any Restricted Subsidiary to perform its obligations under the Transaction Documents, or (iii) the validity or enforceability of any of the Transaction Documents or the rights or remedies of the Collateral Agent or the holders of Notes thereunder or their rights with respect to the Collateral.

“Material Disposition” is defined in Section 10.12.1.

“Material Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary in an outstanding principal amount of $10,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42. U.S.C. §§ 1396 ET SEQ.) and any successor or similar statutes, as in effect from time to time.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 ET SEQ.) and any successor or similar statutes as in effect from time to time.

“Minority Investment” of a Person (the “investing person”) means an Investment by the investing person in capital stock of another Person (the “target person”) where the target person is not, and immediately following such Investment does not become, a Subsidiary of the investing person.

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“Mortgage” means each of those certain mortgages and deeds of trust as are entered into by the Credit Parties pursuant hereto or in connection herewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Instruments” means such title reports, title insurance, opinions of counsel, surveys, appraisals and environmental reports as are requested by, and in form and substance reasonably acceptable to, the Required Holders from time to time.

“Mortgaged Properties” means each Credit Party’s real Property with a book value equal to or in excess of $1,000,000.

“Most Favored Covenants” is defined in Section 9.9.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Multiparty Guaranty” means the Multiparty Guaranty, dated as of September 20, 2010, made by each of the Guarantors in favor of the holders from time to time of the Notes in the form of Exhibit B-1, as amended, restated, supplemented or otherwise modified from time to time.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Cash Proceeds” means, with respect to any sale or other disposition of Property of the Company or any Restricted Subsidiary by any Person, cash (freely convertible into Dollars) received by such Person or any Restricted Subsidiary of such Person from such disposition of Property (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such disposition of Property), or conversion to cash of non-cash proceeds (whether principal or interest, release of escrow arrangements or otherwise) received from any such disposition of Property, in each case after (i) provision for all income or other taxes measured by or resulting from such disposition of Property, (ii) cash payment of all reasonable brokerage commissions and other fees and expenses related to such disposition of Property, and (iii) taking into account all amounts in cash used to repay Indebtedness secured by a Lien on any Property disposed of in such disposition of Property.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Notes” is defined in the flush language at the end of Section 1.

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“Notice Event” means:

(i) the execution by the Company or any Subsidiary or Affiliate of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control; or

(ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change of Control.

“OFAC Listed Person” is defined in Section 5.20.

“Off-Balance Sheet Liability” of a Person means the principal component of (i) any repurchase obligation or liability of such Person (excluding any such obligation or liability for disposition of Receivables), with respect to Accounts or notes receivable sold by such Person, (ii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iii) all Operating Leases.

“Officer’s Certificate” means a certificate of an Authorized Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Original Agreement” means that certain Senior Secured Note Purchase Agreement, dated as of September 20, 2010 executed by the parties hereto.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006, as amended from time to time and the rules and regulations promulgated thereunder from time to time in effect.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to certain Plans and set forth in, with respect to plan years ending prior to the effective date as to such Plan of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Permitted Acquisition” is defined in Section 10.4.

“Permitted Indebtedness” means Indebtedness permitted by Section 10.5.15.

“Permitted Foreign Subsidiary Investments/Loans” means (i) Investments by any Credit Party in any Foreign Subsidiary, and (ii) Indebtedness arising from intercompany loans and advances made by any Credit Party to any Foreign Subsidiary; provided, that the purpose of such Investment or Indebtedness is the acquisition of Receivables.

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“Permitted Foreign Subsidiary Non-Recourse Indebtedness” means Indebtedness of Foreign Subsidiaries, provided that (a) no Default or Event of Default exists at the time of or immediately after giving effect to the incurrence of such Indebtedness, (b) such Indebtedness is non-recourse at all times to the Company, the Guarantors and the Domestic Subsidiaries, (c) such Indebtedness does not benefit at any time from any direct or indirect guaranties or other credit support from the Company, any Guarantor or any Domestic Subsidiary, and (d) the total principal amount outstanding of such Indebtedness does not exceed 40% of Consolidated Tangible Net Worth at any time.

“Permitted Indebtedness Hedge” means any one or more derivative transactions (including the issuance by the Company of warrants on its capital stock and the purchase by the Company of an option on its capital stock) entered into concurrently with Permitted Indebtedness.

“Permitted Purchase Money Indebtedness” is defined in Section 10.5.4.

“Permitted Restructuring” means a transaction or series of transactions pursuant to which the Company or any Restricted Subsidiary sells, assigns or otherwise transfers Receivables and/or other assets between or among themselves, including transfers to or mergers or consolidations with, or voluntary dissolutions or liquidations into, newly created Wholly-Owned Subsidiaries of the Company or the Restricted Subsidiaries, subject to compliance with Sections 9.7 and 9.8; provided that (i) no Receivables or other assets of Excluded Subsidiaries shall be commingled with the assets of a Credit Party as a result of such Permitted Restructuring, (ii) no such transfers shall take place from a Credit Party to an Excluded Subsidiary or to any other Subsidiary that is not a Credit Party, and (iii) such transactions are effected for tax planning and related general corporate purposes.

“Permitted Unsecured Indebtedness Repayment Event” means (i) any Indebtedness permitted pursuant to Section 10.5.14 that has a scheduled final maturity or is subject to scheduled mandatory prepayment, redemption or defeasance prior to the scheduled final maturity of the Notes, and (ii) if such Indebtedness has not been refinanced in its entirety in compliance with the terms of this Agreement on or before the date that is 10 Business days prior to the date that is three months prior to the earliest of the date of the scheduled final maturity or any scheduled mandatory prepayment, redemption or defeasance of such Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“PIM” means Prudential Investment Management, Inc.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

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“Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the Amendment No. 2 Effective Date, by and between the Credit Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Pledge Subsidiary” means each Domestic Subsidiary and First Tier Foreign Subsidiary that is a Restricted Subsidiary.

“Principal Credit Facility” means any loan agreement, credit agreement, note purchase agreement, indenture or similar document under which credit facilities in the aggregate original principal or commitment amount of at least $20,000,000 are provided for.

“Prior Agreement” is defined in Section 1A.

“Propel” means Propel Financial Services, LLC, a Texas limited liability company.

“Propel Acquisition” means the acquisition by Propel Acquisition LLC of the Propel Group.

“Propel Acquisition LLC” means a Subsidiary of the Company that is a Delaware limited liability company formed for the purpose of acquiring the Propel Group.

“Propel Group” means Propel and its Subsidiaries and each other entity acquired by Propel Acquisition LLC as part of the same transaction as the acquisition of Propel.

“Propel Indebtedness” means the Indebtedness incurred by one or more Subsidiaries of Propel Acquisition LLC in connection with the Propel Acquisition and the on-going financing of the operations and business of such Subsidiaries of Propel Acquisition LLC.

“Propel Principal Collections” means the aggregate amount of collections of the Propel Group (but not constituting Amortized Collections) which are not included in the revenues of any member of the Propel Group by reason of the application of such collections to the principal of such receivables.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition.

“Purchasers” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

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“Ratable Share” means, at any time, the aggregate principal amount of Notes outstanding at such time as a percentage of the sum of (x) the aggregate principal amount of Loans (as defined in the Credit Agreement as of the date hereof) outstanding at such time plus (y) the aggregate principal amount of Notes outstanding at such time.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Company or a Restricted Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures; provided that any Permitted Indebtedness Hedge shall not be a Rate Management Transaction so long as such Permitted Indebtedness Hedge relates to capital stock of the Company.

“Receivable” of any Person shall mean a right of such Person to the payment of money arising out of a consumer transaction, and which right was acquired by such Person with a group of similar rights.

“Receivables Portfolio” of a Person means any group of Receivables acquired by such Person as part of a single transaction.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Rentals” of a Person means the aggregate rent expense incurred by such Person under any Operating Lease.

Schedule B – Page 19

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or variance from the minimum funding standard allowed under Section 412(c) of the Code.

“Required Holders” means, at any time, the holder or holders of a majority of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding (exclusive of Notes then owned by the Company, any Subsidiary or any of their respective Affiliates).

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any equity interests of the Company or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in such Person’s capital stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such capital stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any equity interests of the Company or any of its Restricted Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other equity interests of the Company (other than Disqualified Stock), and (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness prior to the stated maturity thereof, other than the Obligations (as defined in the Credit Agreement on the date hereof) and the obligations evidenced by the Notes and under the other Transaction Documents and the Equipment Financing Transactions.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary. Unless explicitly set forth to the contrary, a reference to a “Restricted Subsidiary” means a Restricted Subsidiary of the Company.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Secured Parties” shall have the meaning specified in the Intercreditor Agreement.

“Secured Obligations” shall have the meaning specified in the Intercreditor Agreement.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Schedule B – Page 20

“Series” is defined in the flush language at the end of Section 1.

“Subordinated Indebtedness” of a Person means any Indebtedness (other than Indebtedness arising from intercompany loans and advances) of such Person the payment of which is subordinated to payment of the Secured Obligations.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Redesignation” is defined in the definition of “Unrestricted Subsidiary.”

“SunTrust” means SunTrust Bank, a Georgia banking corporation, in its individual capacity, and its successors.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners (or any successor organization acceding to the authority thereof).

“Transaction Documents” means this Agreement, the Notes, the Multiparty Guaranty, the Indemnity and Contribution Agreement, the Collateral Documents, the Intercreditor Agreement and all other documents, instruments and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Unrestricted Subsidiary” means (a) any Subsidiary designated by the Company as an “Unrestricted Subsidiary” hereunder by written notice to the holders of the Notes; provided that the Company shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary if each of the following conditions is satisfied: (i) immediately before and after giving effect to such designation, (x) no Default or Event of Default shall have occurred and be continuing or shall exist and (y) the Company shall be in pro forma compliance with each of the covenants set forth in Sections 10.12 and 10.13 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1.1 or Section 7.1.2, as applicable, together with the consolidating financial statements relating thereto required under Section 7.1.3 (after giving effect to such designation of such Subsidiary as an Unrestricted Subsidiary), (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after giving effect to such designation, it (or any of its Subsidiaries) (x) would be a “Restricted Subsidiary” for the purpose of the Credit Agreement or any other Material Indebtedness of the Company or a Restricted Subsidiary pursuant to which a Subsidiary may be designated an “Unrestricted Subsidiary” or (y) would be a co-borrower or guarantor (or provide security or any other form of

Schedule B – Page 21

credit enhancement) for the purpose of the Credit Agreement or any other Material Indebtedness of the Company or a Restricted Subsidiary, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company therein at the date of designation in an amount equal to the greater of (I) the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary (and any Subsidiaries thereof) and (II) the Fair Market Value of the Company’s direct or indirect equity interest in such Subsidiary, in each case at the time that such Subsidiary is designated an Unrestricted Subsidiary and the Company shall be permitted to make such Investment under Section 10.4.11, (iv) neither the Company nor any Restricted Subsidiary shall at any time be directly, indirectly or contingently liable for any Indebtedness or other liability of any Unrestricted Subsidiary, except to the extent the same would constitute a permitted Investment under Section 10.4.11, (v) any Subsidiary to be so designated does not (directly, or indirectly through its own Subsidiaries or otherwise) own any capital stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary, (vi) such designation shall have occurred after the date hereof (and, for the avoidance of doubt, each of the Subsidiaries of the Company shall initially be Restricted Subsidiaries, regardless of whether it is existing as of the date hereof or is thereafter formed or acquired, and shall remain a Restricted Subsidiary until designated as an Unrestricted Subsidiary in accordance with this definition), and (vii) the Company shall have delivered to the holders of the Notes an officer’s certificate executed by a Responsible Officer of the Company, certifying compliance with each of the requirements of the preceding clauses (i) through (vi) and (b) any Subsidiary of an Unrestricted Subsidiary. The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (A) immediately before and after such Subsidiary Redesignation, no Default or Event of Default shall have occurred and be continuing or shall exist, (B) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of such designation of any Indebtedness or Liens of such Subsidiary existing at such time, (C) the Company in shall be in pro forma compliance with each of the covenants set forth in Sections 10.12 and 10.13 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1.1 or Section 7.1.2, as applicable, together with the consolidating financial statements relating thereto required under Section 7.1.3 (after giving effect to such Subsidiary Redesignation), (D) all representations and warranties contained herein and in the other Transaction Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both immediately before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (E) such Subsidiary Redesignation shall constitute a return on any Investment by the Company in Unrestricted Subsidiaries that are subject to such Subsidiary Redesignation in an amount equal to the greater of (i) the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary (and any Subsidiaries thereof) and (ii) the Fair Market Value of the Company’s direct or indirect equity interest in such Subsidiary, in each case at the date of such Subsidiary Redesignation of the Company’s or its Subsidiary’s (as applicable) Investment in such Subsidiary), (F) the Company shall cause the Subsidiary that is the subject of such Subsidiary Redesignation to comply with, to the extent applicable, Section 9.7 and 9.8, and (G) the Company shall have delivered to the

Schedule B – Page 22

holders of the Notes an officer’s certificate executed by a Responsible Officer of the Company, certifying compliance with the requirements of the preceding clauses (A) through (E); provided, further, that no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary. For the avoidance of doubt, the results of operations, cash flows, assets and indebtedness or other liabilities of Unrestricted Subsidiaries will not be taken into account or consolidated with the accounts of any Credit Party or Restricted Subsidiary for any purpose under this Agreement (other than for the financial statements required to be delivered pursuant to Sections 7.1.1 and 7.1.2) or the other Transaction Documents, including for the purposes of determining any financial calculation contained in this Agreement.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means (i) any Restricted Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Company or one or more wholly-owned Restricted Subsidiaries of the Company, or by the Company and one or more wholly-owned Restricted Subsidiaries of the Company, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled by one or more Persons referred to in clause (i) above.

“2010 Notes” is defined in Section 1B.

“2010 Notes Purchasers” means The Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Retirement Insurance and Annuity Company and Prudential Annuities Life Assurance Corporation.

“2011 Notes” is defined in Section 1C.

“2011 Notes Purchasers” means The Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company.

Schedule B – Page 23

SCHEDULE 5.6

TAXES

None

SCHEDULE 5.12

MATERIAL AGREEMENTS

None

SCHEDULE 10.4.1

PERMITTED INVESTMENTS

1)	Maximum Maturity

a)	The maximum allowable maturity for any security is 24 months. For securities where the interest rate is adjusted periodically (e.g. floating rate securities), the reset date will be used to determine the maturity date.

2)	Eligible investments

a)	All investments will be held in US Dollars (other than investments held in Indian Rupees (INR), in an aggregate US Dollar equivalent amount not to exceed $5,000,000 at any time).

b)	Specific instruments are limited to:

i)	Direct obligations of the U.S. Treasury including Treasury Bills, Notes and Bonds.

ii)	Federal Agency Securities which carry the direct or implied guarantee of the U.S. Government including Government National Mortgage Association, Federal Home Loan Bank, Federal Farm Credit Bank, Federal National Mortgage Association, Student Loan Marketing Association, World Bank, and Tennessee Valley Authority, including Notes, Discount Notes, Medium Term Notes and Floating Rate Notes.

iii)	Bank Certificates of Deposit and Bankers’ Acceptances including Eurodollar denominated and Yankee issues. Investments will be limited to those institutions having capital and surplus in excess of $100,000,000 with total assets in excess of $2 billion and which carry a Moody’s and Standard and Poor’s rating of A1/P1 or better.

iv)	Corporate Debt Securities consisting of commercial paper, rated A1/P1 or better and medium term notes and floating rate notes issued by foreign or domestic corporations which pay in U.S. Dollars and carry a rating of AA or better.

v)	Short term Tax Exempt Securities including municipal notes rated A1/P1 or better; Municipal Notes rated SP-1/MIG-2 or better, and Bonds rated AA or better.

vi)	Pre-refunded municipal bonds escrowed to maturity and backed by U.S. Treasury securities.

vii)	Repurchase agreements with major banks and dealers which are recognized as Primary Dealers by the Federal Reserve Bank of New York. Collateral for these transactions must be U.S. Treasury or Agency (with the direct or implied guaranty of the U.S. Government) securities only and valued at 102% of market value,

viii)	Money-Market mutual funds which offer daily purchase and redemption and maintain a constant share price. The Borrower will invest only in ‘no-load’ funds, which have a constant $1.00 NAV.

ix)	Money-Market interest bearing deposit accounts with banks that are members of the Federal Reserve Bank having capital and surplus in excess of $100,000,000 and that maintain capital levels that are at or above federal banking regulators’ requirements for well capitalized institutions.

3)	Concentration Limits

a)	U.S. Government, Federal Agency Obligations and Repurchase Agreements, or Institutional Funds investing in same: no limit

b)	Corporate and bank debt not to exceed $10 million per issuer.

c)	Municipal bond debt not to exceed $10 million per issuer.

SCHEDULE 10.4.2

EXISTING INVESTMENTS

Wholly-owned subsidiaries of Encore Capital Group, Inc:

Midland Credit Management, Inc., a Kansas corporation

Midland Credit Management (Mauritius) Ltd., a Mauritius private limited company

Wholly-owned subsidiaries of Midland Credit Management, Inc.:

Midland Portfolio Services, Inc., a Delaware corporation

Ascension Capital Group, Inc., a Delaware corporation

Midland International LLC, a Delaware limited liability company

Wholly-owned subsidiaries of Midland Portfolio Services, Inc.:

Midland Funding LLC, a Delaware limited liability company

Midland Funding NCC-2 Corporation, a Delaware corporation

MRC Receivables Corporation, a Delaware corporation

Wholly-owned subsidiaries of Midland International LLC:

Midland India LLC, a Minnesota limited liability company

Midland Credit Management India Private Limited, an India private limited company

Other Investments:

Assets of the Midland Credit Management, Inc. Executive Nonqualified Excess Plan are invested in various securities (mutual funds, money market funds, & COLI) that match plan participants’ investments.

SCHEDULE 10.5

EXISTING INDEBTEDNESS

Amounts due pursuant to the following:

•	Note and Security Agreement between California First Leasing Corporation and Midland Credit Management, Inc. (guaranteed by Encore Capital Group, Inc.)

•	Capital Lease Agreement between US Bancorp and Midland Credit Management, Inc. (guaranteed by Encore Capital Group, Inc.)

•	Guaranty by Encore Capital Group, Inc. of the obligations of Midland Credit Management, Inc. under the lease for its San Diego facility

•	Capital Equipment Lease Agreement between Cisco and Midland Credit Management, Inc. (guaranteed by Encore Capital Group, Inc.)

•	Capital Equipment Lease Agreement between Dell and Midland Credit Management, Inc. (guaranteed by Encore Capital Group, Inc.)

•	Lease Agreement between Sundance III, LLC and Encore Capital Group, Inc. for St. Cloud.

•	Lease Agreement between Pranjiwan Lodhia and Lolita Lodhia and Encore Capital Group, Inc. for Phoenix.

•	Lease Agreement between Dinesh Kimar and Manmahan Gaind and Midland Credit Management India Private Limited

•	Lease Agreement between LBA Realty Fund-Holding Co. I, LLC. and Midland Credit Management, Inc for San Diego

•	Lease Agreement between Arbors, LLC and Midland Credit Management, Inc. for Arlington

•	Premium Finance Agreement between AFCO and Encore Capital Group, Inc.

•	Insurance Policy Agreement between CNA and Encore Capital Group, Inc.

•	Repurchase and putback obligations pursuant to agreements for the-sale of Receivables.

•	Obligations to participants in the Midland Credit Management, Inc. Executive Nonqualified Excess Plan (deferred compensation plan).

•	Obligations to participants in the Midland Credit Management, Inc. self-insured health insurance plans through Cigna and life insurance through Lincoln Financial.

•	Capital Equipment Lease Agreement between IBM Global Finance and Midland Credit Management, Inc. (guaranteed by Encore Capital Group, Inc.)

Premium Finance Agreement between First Insurance Funding Corp and Encore Capital Group, Inc.

•	Master Lease Agreement between Religare Finvest Limited and Midland Credit Management India Pvt. Ltd.

SCHEDULE 10.6

EXISTING LIENS

Debtor	State	Original File Date and Number	Secured Party	Collateral Description
ASCENSION CAPITAL GROUP, INC.	TX	05-0027807281 9/6/05	JPMorgan Chase Bank, N.A.	Equipment: Minolta EP1030 Lease #3961140
ASCENSION CAPITAL GROUP, INC.	TX	05-0027807403 9/6/06	JPMorgan Chase Bank, N.A.	Equipment: Lease #007320570-005
MIDLAND CREDIT MANAGEMENT, INC.	KS	93861350 9/26/05	Xerox Corporation	Equipment: Xerox 411OCPC, WC265HC, WC275HC and WC245HC
MIDLAND CREDIT MANAGEMENT, INC.	KS	93996751 11/18/05	IBM Credit LLC	Equipment: Type 7310 7316 999 BCN422
MIDLAND CREDIT MANAGEMENT, INC.	KS	6289888 12/7/06	Sherman Acquisition LLC	Accounts identified on Accounts Schedule attached thereto, together with the right to collect all principal interest or other proceeds
MIDLAND CREDIT MANAGEMENT, INC.	KS	6422299 11/1/07	EMCC Investment Ventures, LLC	Evidences sale from time to time of certain non-performing consumer or credit card accounts by Debtor to Secured Party as described in and pursuant to Terminated of Forward Flow Purchase Agreement dated 10/30/2007
MIDLAND CREDIT MANAGEMENT, INC.	KS	70546051 2/11/08	Key Equipment Finance Inc.	Equipment: Notice filing, Collateral defined therein is covered by financing statement only to the extent such collateral is provided to or obtained by Debtor in connection with present or future leases, loans, conditional sale agreements or other agreements with Secured Party and obligations funded by Secured Party
MIDLAND CREDIT MANAGEMENT, INC.	KS	70609719 10/31/08	Key Equipment Finance Inc.	Equipment: Notice filing, Collateral defined therein is covered by financing statement only to the extent such collateral is provided to or obtained by Debtor in connection with present or future leases, loans, conditional sale agreements or other agreements with Secured Party and obligations funded by Secured Party
MIDLAND CREDIT MANAGEMENT, INC.	KS	6549976 12/8/08	CSI Leasing, Inc.	Equipment: various items of leased computer equipment under Master Lease 246720

Debtor	State	Original File Date and Number	Secured Party	Collateral Description
MIDLAND CREDIT MANAGEMENT, INC.	KS	6566608 2/6/09	Roundup Funding, L.L.C.	Certain consumer loans accounts which are believed to have at least one obligor in a Bankruptcy Proceeding under the U.S. Bankruptcy Code pursuant to an agreement between the Seller and the Buyer, and proceeds arising therefrom
MIDLAND CREDIT MANAGEMENT, INC.	KS	6572085 2/20/09	Roundup Funding, L.L.C.	Certain consumer loans accounts which are believed to have at least one obligor in a Bankruptcy Proceeding under the U.S. Bankruptcy Code pursuant to an agreement between the Seller and the Buyer, and proceeds arising therefrom
MIDLAND CREDIT MANAGEMENT, INC.	KS	6579189 3/20/09	Roundup Funding, L.L.C.	Certain consumer loans accounts which are believed to have at least one obligor in a Bankruptcy Proceeding under the U.S. Bankruptcy Code pursuant to an agreement between the Seller and the Buyer, and proceeds arising therefrom
MIDLAND CREDIT MANAGEMENT, INC.	KS	70650044 5/7/09	US Bancorp Equipment Finance, Inc.	Equipment: Software and other personal property under certain Equipment Schedule No. 2 to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	6608780 6/24/09	Cisco Systems Capital Corporation	Equipment: items of leased equipment described on Schedule thereto
MIDLAND CREDIT MANAGEMENT, INC.	KS	70669655 8/14/09	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	70675785 9/15/09	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	70681056 10/9/09	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by

Debtor	State	Original File Date and Number	Secured Party	Collateral Description
Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	70682237 10/16/09	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	70689760 11/24/09	US Bancorp Equipment Finance, Inc.	For Informational Purposes Only: 1 5520CT CSI914057; 1 5520CT CS1914057C
MIDLAND CREDIT MANAGEMENT, INC.	KS	70690933 12/1/09	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	6668172 2/1/10	Cisco Systems Capital Corporation	Equipment: items of leased equipment described on Schedule thereto
MIDLAND CREDIT MANAGEMENT, INC.	KS	70713826 2/3/10	DELL Financial Services L.L.C.	All computer equipment, peripherals, and other equipment and all of Lessee’s rights, title and interest in and to use any software and services that are financed under and described in Master Lease Agreement between Lessor and Lessee
MIDLAND CREDIT MANAGEMENT, INC.	KS	70727362 3/4/10	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	70727370 3/4/10	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	70727388 3/4/10	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03

Debtor	State	Original File Date and Number	Secured Party	Collateral Description
MIDLAND CREDIT MANAGEMENT, INC.	KS	6693329 4/29/10	Cisco Systems Capital Corporation	Equipment: items of leased equipment described on Schedule thereto
MIDLAND CREDIT MANAGEMENT, INC.	KS	70759563 5/6/10	US Bancorp Equipment Finance, Inc.	For Informational Purposes Only: 1 455 CQD022671BW; 1 MR3022 MPC037087; 1 MJ1101 MWC092838; 1 FAX BOARD GD1250; 1 455 CQD022707BW; 1 MR3022 MPC036976; 1 MJ1101 MWC092840; 1 FAX BOARD GD1250; 1 523 CZK726576; 1 283 CUL736642; 1 283 CUL736662; 1 TE3500C CCJ718207; 1 283 CUL624837; 1 603 CQI827587; 1 453 CIH846926; 1 453 CIH846921; 1 283 CUF845329; 1 723 CRI819855; 1 723 CRI819854; 1 523 CZI831367; 1 TE167 CWH858154
MIDLAND CREDIT MANAGEMENT, INC.	KS	97854301 5/10/10	Velocity Investments, LLC	All Debtor’s right, title and interest in and to all Loans purchased under that certain Account Purchase Agreement dated as of 12/11/06
MIDLAND CREDIT MANAGEMENT, INC.	KS	70770081 5/28/10	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	70770727 5/28/10	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	70770735 5/28/10	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	70783084 6/24/10	US Bancorp Equipment Finance, Inc.	For Informational Purposes Only: 1 MR3018 MSD092332; 1 MJ1101 MWE094948; 1 FAX BOARD GD1250; 1

Debtor	State	Original File Date and Number	Secured Party	Collateral Description
4520C CAE020101; 1 MR3018 MSD092331; 1 MJ1101 MWE094947; 1 FAX BOARD GD1250; 1 4520C CAE020027CLR; 1 4520C CAE020101CLR; 1 523 CZK726576; 1 283 CUL736642; 1 283 CUL736662; 1 TE3500C CCJ718207CLR; 1 283 CUL624837; 1 603 CQI827587; 1 453 CIH846926; 1 453 CIH846921; 1 283 CUF845329; 1 723 CRI819855; 1 723 CRI819854; 1 4520C CAE020027; 1 523 CZI831367; 1 TEI67 CWH858154
MIDLAND CREDIT MANAGEMENT, INC.	KS	70785329 6/29/10	IBM Credit LLC	Equipment: All the equipment together with all related software listed thereto
MIDLAND CREDIT MANAGEMENT, INC.	KS	70807214 8/17/10	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	70807222 8/17/10	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	KS	70807305 8/17/10	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03
MIDLAND CREDIT MANAGEMENT, INC.	CA	0417861155 6/22/04	Portfolio Recovery Associates, LLC	All accounts, contract rights, chosen in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement
MIDLAND CREDIT MANAGEMENT, INC.	CA	05-7043415605 9/26/05	Portfolio Recovery Associates	All accounts, contract rights, chosen in action, accounts receivables and general

Debtor	State	Original File Date and Number	Secured Party	Collateral Description
intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement
MIDLAND CREDIT MANAGEMENT, INC.	CA	06-7076079517 6/30/06	Portfolio Recovery Associates	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement
MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7098601038 1/12/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement
MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7113358378 5/9/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and . Sale Agreement
MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7119448900 6/26/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement
MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7120593377 7/3/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement
MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7127800335 8/31/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

Debtor	State	Original File Date and Number	Secured Party	Collateral Description
MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7132050500 10/3/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement
MIDLAND CREDIT MANAGEMENT, INC.	CA	09-7211674825 10/20/09	Noble Systems Corporation	150 Agent Stations - Enterprise Contact Center
MIDLAND FUNDING LLC	DE	20081650207 5/13/08	Senex Funding, LLC	All accounts receivables sold and assigned pursuant to certain Account Purchase Agreement dated as of 4/4/2008, all proceeds thereof
MIDLAND FUNDING NCC-2 CORPORATION	CA	0417861185 6/22/04	Portfolio Recovery Associates, LLC	All accounts, contract rights, chosen in action, accounts receivables and general intangibles owned or acquired and purchased by the Secured Party and sold . by the Debtor under specified Purchase and Sale Agreement
MRC RECEIVABLES CORPORATION	CA	0407660973 3/9/04	PRA III, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement
MRC RECEIVABLES CORPORATION	CA	0417861158 6/22/04	Portfolio Recovery Associates, LLC	All accounts, contract rights, chores in action, accounts receivables and general . intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

Obligations with respect to collected funds on third-party accounts pursuant to the Servicing Agreement dated as of December 27, 2000 among CCS Receivables Management, LLC, Daiwa Finance Corporation and Midland Credit Management, Inc., as amended (Service Agreement assigned to by CCS Receivables Management, LLC to Arrow Financial Services LLC effective March 31, 2005).

Obligations with respect to collected funds on third-party accounts pursuant to servicing agreements between Ascension Capital Group, Inc. and its clients.

EXHIBIT A-1

[FORM OF 2010 NOTE]

ENCORE CAPITAL GROUP, INC.

7.75% SENIOR SECURED NOTE DUE SEPTEMBER 17, 2017

No. [ ]	[Date]
$[ ]	PPN: 292554 A*3

FOR VALUE RECEIVED, the undersigned, ENCORE CAPITAL GROUP, INC. (herein called the “Company”), a company organized and existing under the laws of Delaware, hereby promises to pay to [            ], or registered assigns, the principal sum of [            ] DOLLARS (or so much thereof as shall not have been prepaid) on September 17, 2017, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 7.75% per annum from the date hereof, payable at maturity and quarterly, on the 17th day of each March, June, September and December in each year, commencing with the March 17, June 17, September 17 or December 17 next succeeding the date hereof until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the greater of (i) 9.75% and (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate (A) on any overdue payment of interest, and (B) following the occurrence and during the continuance of an Event of Default on the unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of this clause (b), payable at maturity and quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, New York, New York or at such other place as the holder hereof shall designate to the Company in writing as provided in the Agreement referred to below.

This Note is one of a series of senior secured notes (herein called the “Notes”) issued pursuant to a Senior Secured Note Purchase Agreement, dated as of September 20, 2010 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Agreement”), between the Company, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Agreement, and (ii) made the representation set forth in Section 6.2 of the Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a replacement Note for a like principal amount will be issued to, and registered in the

Exhibit A-1 – Page 1

name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

This Note is secured by, and entitled to the benefits of, the Collateral Documents. Reference is made to the Collateral Documents for the terms and conditions governing the collateral security for the obligations of the Company hereunder.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect, provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

ENCORE CAPITAL GROUP, INC.

By:
Name:
Title:

Exhibit A-1 – Page 2

EXHIBIT A-2

[FORM OF 2011 NOTE]

ENCORE CAPITAL GROUP, INC.

7.375% SENIOR SECURED NOTE DUE FEBRUARY 10, 2018

No. [ ]	[Date]
$[ ]	PPN: 292554 A@1

FOR VALUE RECEIVED, the undersigned, ENCORE CAPITAL GROUP, INC. (herein called the “Company”), a company organized and existing under the laws of Delaware, hereby promises to pay to [            ], or registered assigns, the principal sum of [            ] DOLLARS (or so much thereof as shall not have been prepaid) on February 10, 2018, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 7.375% per annum from the date hereof, payable at maturity and quarterly, on the 10th day of each February, May, August and November in each year, commencing with the February 10, May 10, August 10 or November 10 next succeeding the date hereof until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the greater of (i) 9.375% and (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate (A) on any overdue payment of interest, and (B) following the occurrence and during the continuance of an Event of Default on the unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of this clause (b), payable at maturity and quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, New York, New York or at such other place as the holder hereof shall designate to the Company in writing as provided in the Agreement referred to below.

This Note is one of a series of senior secured notes (herein called the “Notes”) issued pursuant to an Amended and Restated Senior Secured Note Purchase Agreement, dated as of February 10, 2011 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Agreement”), between the Company, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Agreement, and (ii) made the representation set forth in Section 6.2 of the Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a replacement Note for a like principal amount will be issued to, and registered in the

Exhibit A-2 – Page 1

name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

This Note is secured by, and entitled to the benefits of, the Collateral Documents. Reference is made to the Collateral Documents for the terms and conditions governing the collateral security for the obligations of the Company hereunder.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect, provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

ENCORE CAPITAL GROUP, INC.

By:
Name:
Title:

Exhibit A-2 – Page 2